APPLEBEE'S INTERNATIONAL, INC.

                          RIO BRAVO INTERNATIONAL, INC.

                      INNOVATIVE RESTAURANT CONCEPTS, INC.

                                IRC KANSAS, INC.

                          APPLEBEE'S OF MICHIGAN, INC.

                            RIO BRAVO SERVICES, INC.

                              CHEVYS HOLDINGS, INC.

                                  CHEVYS, INC.

                                       AND

                          RIO BRAVO ACQUISITIONS, INC.




                            ASSET PURCHASE AGREEMENT


                                February 10, 1999




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                                TABLE OF CONTENTS
                                                                                                          Page

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ARTICLE I  PURCHASE AND SALE OF ASSETS............................................................................1

   Section 1.1    Assets..........................................................................................1
   Section 1.2    Excluded Assets.................................................................................3

ARTICLE II  PURCHASE PRICE OF ASSETS..............................................................................4

   Section 2.1    Purchase Price..................................................................................4
   Section 2.2    Adjustment of Purchase Price....................................................................4
   Section 2.3    Obligations Satisfied by Sellers................................................................4
   Section 2.4    Certain Liabilities and Obligations.............................................................4
   Section 2.5    Taxes and Fees..................................................................................5
   Section 2.6    Allocation of Purchase Price....................................................................5

ARTICLE III  CLOSING..............................................................................................5

   Section 3.1    Date, Time and Place of Closing.................................................................5
   Section 3.2    Deliveries by Sellers at Closing................................................................5
   Section 3.3    Deliveries by Buyer at Closing..................................................................7
   Section 3.4    Transfer of Operations..........................................................................8

ARTICLE IV  FRANCHISE SYSTEM......................................................................................9

   Section 4.1    Rio Bravo Franchise System......................................................................9
   Section 4.2    Franchise Fund.................................................................................10
   Section 4.3    Reserved.......................................................................................10
   Section 4.4    Development Agreements.........................................................................10
   Section 4.5    Continued Operating of Rio Bravo Restaurants...................................................10
   Section 4.6    National Advertising Accounts..................................................................10
   Section 4.7    Franchisee Deposits............................................................................11

ARTICLE  V  REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT.................................................11

   Section 5.1    Corporate Existence............................................................................11
   Section 5.2    Corporate Power and Authority..................................................................11
   Section 5.3    Execution and Delivery Permitted; Consents.....................................................11
   Section 5.4    The Assets.....................................................................................12
   Section 5.5    Binding Effect.................................................................................13
   Section 5.6    Condition of Assets............................................................................13
   Section 5.7    Absence of Other Assets........................................................................13
   Section 5.8    Ownership of Assets............................................................................13
   Section 5.9    Real Property..................................................................................14
   Section 5.10   Litigation or Condemnation; Compliance with Laws...............................................15
   Section 5.11   Taxes..........................................................................................15
   Section 5.12   Contracts......................................................................................16
   Section 5.13   Employment Matters.............................................................................16
   Section 5.14   Licensure......................................................................................17
   Section 5.15   Environmental Matters..........................................................................17
   Section 5.16   System Operation...............................................................................19
   Section 5.17   Historical Financial Information...............................................................19
   Section 5.18   Year 2000 Issues...............................................................................19
   Section 5.19   Intellectual Property..........................................................................19
   Section 5.20   Absence of Certain Changes.....................................................................20
   Section 5.21   Insurance......................................................................................20
   Section 5.22   Adulterated Food...............................................................................20



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ARTICLE VI  COVENANTS OF SELLERS.................................................................................20

   Section 6.1    Employee Benefit Plans.........................................................................20
   Section 6.2    Sellers Performance............................................................................20
   Section 6.3    Transfer of Licenses and Permits...............................................................21
   Section 6.4    Agreements Respecting Employees of Seller......................................................21
   Section 6.5    Conduct of Business............................................................................22
   Section 6.6    Broker's Fees..................................................................................23
   Section 6.7    Access to Information and Real Property........................................................23
   Section 6.8    No Sale Negotiations...........................................................................24
   Section 6.9    Survey and Title Report........................................................................24
   Section 6.10   Cooperation....................................................................................25
   Section 6.11   Proration and Purchase Price Adjustment Data...................................................25
   Section 6.12   Remodeling Costs...............................................................................25
   Section 6.13   Transition Services............................................................................25
   Section 6.14   Confidentiality................................................................................26
   Section 6.15   Further Assurances.............................................................................26
   Section 6.16   Use of Rio Bravo Trade Name....................................................................26
   Section 6.17   Termination of the Development Agreements, Reserve Territories  and Franchise Agreements.......27
   Section 6.18   Covenant Not to Compete........................................................................27
   Section 6.19   Releases of Franchisees........................................................................27
   Section 6.20   Environmental Remediation......................................................................27

ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF BUYER, CHI AND CHEVYS.............................................28

   Section 7.1    Corporate Existence............................................................................28
   Section 7.2    Corporate Power and Authority..................................................................28
   Section 7.3    Execution and Delivery Permitted; Consents.....................................................28
   Section 7.4    Binding Effect.................................................................................29
   Section 7.5    Financing......................................................................................29

ARTICLE VIII  COVENANTS OF BUYER, CHI AND CHEVYS.................................................................29

   Section 8.1    Buyer Performance..............................................................................29
   Section 8.2    Confidentiality................................................................................29
   Section 8.3    Seller Employees...............................................................................30
   Section 8.4    Cooperation....................................................................................31
   Section 8.5    Broker's Fees..................................................................................31
   Section 8.6    No Securities Trading..........................................................................31
   Section 8.7    Access to Books and Records....................................................................31
   Section 8.8    Landlord Releases..............................................................................31
   Section 8.9    Maintenance of System..........................................................................32


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ARTICLE IX  PRORATIONS AND PURCHASE PRICE ADJUSTMENT;............................................................32

   Section 9.1    Purchase Price Adjustments.....................................................................32
   Section 9.2    Gift Certificates..............................................................................33
   Section 9.3    Buyer's Conditions to Closing..................................................................33
   Section 9.4    Seller's Conditions to Closing.................................................................34

ARTICLE X  INDEMNIFICATION AGAINST LOSS..........................................................................35

   Section 10.1   Indemnification by Parent and Sellers..........................................................35
   Section 10.2   Indemnification by CHI, Chevys and Buyer.......................................................36
   Section 10.3   Limitation on Indemnification and Liability....................................................37
   Section 10.4   Time to Assert Claims..........................................................................37
   Section 10.5   Resolution of Claims...........................................................................38
   Section 10.6   Third Party Claim Indemnification Procedure....................................................38
   Section 10.7   Exclusive Remedies.............................................................................38

ARTICLE XI  MISCELLANEOUS........................................................................................38

   Section 11.1   Notices........................................................................................38
   Section 11.2   Applicable Law and Jurisdiction................................................................39
   Section 11.3   Binding on Successors; Assignment..............................................................40
   Section 11.4   Payment of Costs...............................................................................40
   Section 11.5  Closing Not to Prejudice Claim for Damages......................................................40
   Section 11.6   Survival of Representations, Warranties, Covenants and Undertakings............................40
   Section 11.7   Additional Documents...........................................................................40
   Section 11.8   Time is of the Essence.........................................................................40
   Section 11.9   Interpretation.................................................................................41
   Section 11.10  Entire Agreement...............................................................................41
   Section 11.11 Counterparts....................................................................................41
   Section 11.12 Termination.....................................................................................41
   Section 11.13  Public Announcements...........................................................................42
   Section 11.14  No Third-Party Beneficiaries...................................................................42
   Section 11.15  Liquor Licenses................................................................................42

   LIST OF EXHIBITS AND SCHEDULES................................................................................44


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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 10th day of February, 1999, by and among APPLEBEE'S INTERNATIONAL, INC., a Delaware corporation (the "Parent"), RIO BRAVO INTERNATIONAL, INC., a Kansas corporation and wholly owned subsidiary of the Parent ("RBI"), INNOVATIVE RESTAURANT CONCEPTS, INC., a Georgia corporation and wholly owned subsidiary of RBI ("IRC"), IRC KANSAS, INC., a Kansas corporation and wholly owned subsidiary of IRC ("IRCK"), APPLEBEE'S OF MICHIGAN, INC., a Michigan corporation and wholly owned subsidiary of the Parent ("AMI"), RIO BRAVO SERVICES, INC., a Kansas corporation and wholly owned subsidiary of IRC ("RBS") (collectively RBI, IRC, IRCK, AMI and RBS) are referred to as "Sellers"), and CHEVYS HOLDINGS, INC., a Delaware corporation ("CHI"), CHEVYS, INC., a California corporation and wholly owned subsidiary of CHI ("Chevys") and RIO BRAVO ACQUISITIONS, INC., a Delaware corporation and wholly owned subsidiary of Chevys ("Buyer").

         WHEREAS, Sellers collectively own various items of personal property and interests in real property and contractual agreements (i) used in the operation or development of the Rio Bravo Cantina restaurants listed on Schedule
1.1 (the "Restaurants") and (ii) used in the operation of the Rio Bravo Cantina franchise System (as defined and described in Section 4.1) and the Rio Bravo Cantina restaurant concept (the "Concept," as defined in Section 4.1);

         WHEREAS, Sellers wish to sell, assign and transfer to Buyer and Buyer wishes to purchase and acquire substantially all of the assets and properties held in connection with, necessary for, or material to the business and operations of the Restaurants, the System and the Concept (together, the "Business"), and Buyer has agreed to assume the Assumed Liabilities (as defined in Section 2.4), all for the purchase price and upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, the parties hereto agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Assets Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree that at the Closing (as defined in Section 3.1, below) they shall sell, transfer, convey, and assign to Buyer free and clear of all mortgages, liens, security interests, pledges and encumbrances, except for Permitted Encumbrances (as defined in Section 5.9(d) below) and subject to Sellers' ability to assign or transfer certain assets, and Buyer hereby agrees at the Closing to purchase and accept from Sellers all of Sellers' right, title and interest in and to all personal property, whether tangible or intangible, and interests in real estate, whether owned in fee or held under lease or license and all other property, assets and rights of every nature, kind and description, tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise (other than the Excluded Assets, as defined in Section 1.2) primarily relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (collectively the "Assets") including, without limitation, all of those items in the following categories that conform to the definition of Assets:


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(a)      The System and the Concept,  including without limitation, the Seller's rights under the Franchise Agreements (as defined in Section 4.1(b)), the Development Agreements (as defined in Section 4.1(c)), and the Intellectual Property (as defined in Section 1.1(j)) relating to the System and the Concept;
(b) The Real Property Leases (as defined in Section 5.4(c), below), including all of Sellers' interest under the Real Property Leases in the buildings, fixtures, signs, parking facilities, trash facilities, fences, other leasehold improvements, appurtenances and hereditaments, easements, rights of way, licenses, permits and qualifications from governmental entities and other third parties relating to the Sellers' interests under the Real Property Leases;

(c) All Owned Real Property (as defined in Section 5.4(a), below), including the buildings, fixtures, signs, parking facilities, trash facilities, fences, other improvements, appurtenances, hereditaments, easements, rights of way, licenses, permits and qualifications from governmental entities and other third parties (to the extent transferable by Sellers) relating to Owned Real Property;

(d) The Minor Contracts and Material Contracts (both as defined in Section 5.4(e) below);

(e) All equipment and leasehold improvements installed in the Restaurants or the IRC corporate office space located in an office building in Atlanta (the "Rio Corporate Office") or primarily used in connection with the Business, wherever located, including but not limited to the furniture, machinery, equipment, alarm systems, tables, chairs, cash registers, computer equipment, ovens, refrigerators, display cases, shelves, utensils, tools, pans, lights, uniforms, signs, menus, glasses, plates, dishes, silverware, pitchers, books, cabinets, racks, towels, ornaments and decorative items, bars, and bar equipment (the "Equipment");

(f) All of Seller's other rights and property interests of any nature which relate to or are primarily used or held for use in connection with the Business, including, but not limited to rights to use existing
         Restaurant telephone numbers and rights arising under Equipment warranties;

(g) All data transmission equipment and related software and software licenses, computer software and related manuals which relate to or are primarily used or held for use in connection with the Business, including those items set forth on Schedule 1.1(g) hereto;


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(h)      All rights under all  warranties,  guarantees,  indemnities and similar rights, express or implied, or other claims for damages or loss related to any of the Assets or the Business;

(i) All petty cash in amounts normally used to open the Restaurants (not including prior receipts held for deposit), in an aggregate amount of $131,000;

(j) All (i) patents and patent applications, patent disclosures awaiting filing, reissues, divisions, continuations - in - part and extensions, patent disclosures awaiting filing determination, inventions, improvements, (ii) trademarks, trade names, service marks, trade dress logos, business and product names, slogans and registrations and applications for  registration  thereof;  (iii)  copyrights  (including software), (iv) inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information, product specifications, recipes, ingredients lists, manner and method of operation, menus, signage, decor, and (v) intellectual property rights similar to any of the foregoing and all rights thereunder primarily relating to or used or held for use in connection with the Business, including all tangible embodiments thereof ("Intellectual Property");

(k) All inventories of smallwares, cleaning supplies, paper goods and food and beverages held for use in connection with the Business and opened from their individual packaging and/or already in the production process at the Restaurant as of the Closing Date (collectively, the "Inventory in Process");

(l) All licenses, permits, approvals and qualifications relating to the Business from any governmental authority ("Permits"); and

(m) All operating manuals, recipes and other related materials at the Restaurant level, all books and records located at the Restaurants or at the Rio Corporate Office, advertising and promotional materials and personnel records of hourly employees located at the Restaurants.

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         Section 1.2 Excluded  Assets.  Excluded from sale under this  Agreement are the assets of Sellers and their subsidiaries listed on Schedule 1.2 to this Agreement and all assets of the Parent and Parent's sister corporations (collectively, the "Excluded Assets"). Such Excluded Assets shall include, but not be limited to, (i) the four specialty restaurants operated by IRC (or its subsidiary, Summit Restaurants, Inc.) and all related assets (the "Specialty Restaurants"), (ii) a limited right for the Sellers, or the purchaser of the Specialty Restaurants, as the case may be, to use the Rio Bravo trademark and menu items until December 31, 1999 pursuant to the assignment to Buyer of the license referenced in Section 3.2(m), (iii) all portable computers and any computer software in the Restaurants or at the Rio Corporate Office that is used for or connected to the Parent's restaurant systems or corporate systems, including but not limited to the Parent's proprietary point of sale and proprietary back office software, and (iv) any Assets of any kind related to any Restaurants excluded from sale hereunder pursuant to the provisions of Sections 3.4, 6.9, 6.20 or 11.15, provided that Sellers rights to use the Rio Bravo trademark, tradename and tradedress shall be subject to the terms of a license substantially similar to the Rio Bravo License (as defined in Section 3.2(m)).

                                   ARTICLE II
                            PURCHASE PRICE OF ASSETS

         Section 2.1 Purchase Price. The purchase price paid for the Assets shall be Fifty Three Million Dollars ($53,000,000) (the "Purchase Price"), payable by (i) payment in cash, by wire transfer of federal funds at Closing, of Forty-Seven Million Dollars ($47,000,000) adjusted as set forth in Section 2.2 below (the "Cash Purchase Price"), and (ii) delivery at Closing of a promissory note in the principal amount of Six Million Dollars ($6,000,000), in a form mutually agreed upon by Buyer and Sellers (the "Note"), with the terms set forth in the term sheet attached as Exhibit 2.1 hereto.

         Section 2.2 Adjustment of Purchase Price. At the Closing, Buyer and Sellers shall prepare and deliver to the other an itemized statement of purchase price adjustments (the "Adjustment Statement") as set forth in Section 9.1 of this Agreement. The amount on the Adjustment Statement shall constitute an adjustment to the Cash Purchase Price paid at Closing. Such amount shall be adjusted, as necessary, within sixty (60) days of Closing, as set forth in
Section 9.1.

         Section 2.3 Obligations Satisfied by Sellers. With respect to the Business, Sellers shall pay and be solely responsible for all trade payables, accounts payable, utility payments, tax withholding, payroll taxes, wages and other operating and other expenses and all accrued liabilities which, in each such case, are incurred or related to a time or events occurring or arising on or before the Effective Time.


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         Section 2.4       Certain Liabilities and Obligations.

                  (a) Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to and referred to in Section 2.4(b), Buyer shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Parent, Sellers or of or relating to the Business (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Buyer shall not be responsible for any obligations relating to or arising out of events or operations of the Business occurring prior to the Closing Date.

                  (b) Assumed Liabilities. On the Closing Date, Buyer shall assume all of Sellers' obligations with respect to the Real Property Leases, the Minor Contracts, the Material Contracts, the Franchise Agreements and Development Agreements and the amounts specified in
         Section 6.4(c) (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, Buyer shall not be responsible for any obligation relating to or arising out of events or operation of the Business occurring prior to the Closing Date.

         Section 2.5 Taxes and Fees. In connection with the purchase, sale or transfer of the Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement:

(a)      Buyer shall pay all sales taxes;
(b)      Sellers shall pay all real estate transfer taxes; and
(c) Buyer and Seller shall each pay one-half of all filing fees and documentary fees or taxes related to the recording of all deeds and lease assignments.

         Section 2.6 Allocation of Purchase Price. Buyer and Sellers agree that the Purchase Price shall be allocated to the Assets in a manner agreed to by them within 60 days after the date of the final Adjustment Statement. If the parties are unable to agree on the allocation of Assets, an Independent Accounting Firm shall allocate the Assets in accordance with the provisions of
Section 1060 of the Internal Revenue Code. "Independent Accounting Firm" shall mean the first of the following accounting firms (using a partner thereof with experience in the restaurant industry) in the following order of priority who agrees to resolve the dispute submitted: PricewaterhouseCoopers, Arthur Andersen LLP and Ernst & Young LLP. The fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Sellers. Such allocation shall be binding on Buyer and Sellers for all purposes including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it or they will file a statement setting forth such allocation with its or their federal income tax returns and will also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE III
                                     CLOSING

         Section 3.1 Date, Time and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held as soon as practicable on the first Monday following the day on which all conditions to closing described in Sections 9.3 and 9.4 have been satisfied or waived (the "Closing Date"), beginning at 9:00 a.m. central time in the offices of Sellers' counsel or at such other place, time or date as the parties hereto shall mutually agree. The parties anticipate that the Closing shall occur on March 29, 1999.

         Section 3.2 Deliveries by Sellers at Closing. At the Closing, and thereafter as may be reasonably requested by Buyer, Sellers shall convey, transfer, assign, and deliver all of their right, title and interest in and possession of the Assets and Business to Buyer, and shall also deliver to Buyer, or as designated by Buyer, the following:

(a) Bills of sale in substantially the form attached hereto as Exhibit 3.2(a), fully executed by Sellers;
(b) Assignment and Assumption of Real Property Leases in substantially the form attached hereto as Exhibit 3.2(b), fully executed by Sellers in recordable form;
(c) Assignment and Assumption of Material Contracts in substantially the form attached hereto as Exhibit 3.2(c), fully executed by Sellers;
(d) Assignment and Assumption of Minor Contracts in substantially the form attached hereto as Exhibit 3.2(d), fully executed by Sellers;
(e) Special Warranty Deeds with respect to each Owned Real Property in form reasonably satisfactory to Buyer and Buyer's counsel, (or Deeds in such form as may be required by the Title Company issuing any Title Policies) fully executed by Sellers, in recordable form;
(f) Assignment and Assumption of Franchise Agreements in substantially the form attached hereto as Exhibit 3.2(f), fully executed by Sellers;
(g) Assignment and Assumption of Development Agreements in substantially the form attached hereto as Exhibit 3.2(g), fully executed by Sellers;
(h) Estoppel certificates in form reasonably satisfactory to Buyer, Buyer's counsel, Sellers and Sellers' counsel, fully executed by each lessor of each Real Property Lease, in recordable form;
(i) Assignment of Trademarks in substantially the form attached as Exhibit 3.2(i), fully executed by Sellers;
(j) Consents to Material Contracts, Real Property Leases, and other agreements, as listed on Schedule 5.3, in forms reasonably satisfactory to Buyer, Buyer's counsel, Sellers and Seller's counsel, fully executed by the lessor, parties to Material Contracts, or other third parties, as the case may be;
(k) Commitments to issue an ALTA policy of title insurance, issued at Buyer's sole cost and expense, regarding each Owned Real Property, insuring fee title to such property (the "Title Commitments") in accordance with Section 6.9;

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


(l) An affidavit in form reasonably satisfactory to Buyer's counsel that Sellers are not "foreign persons" within the meaning of the Internal Revenue Code, fully executed by Sellers;
(m) Assignment of the license (the "Rio Bravo License") for limited use of the Rio Bravo tradename in substantially the form of Exhibit 3.2(m) (the "License Assignment"), fully executed by Sellers, or, in the alternative, if Sellers have not consummated the sale of the Specialty Restaurants, the Rio Bravo License, fully executed by Sellers;
(n) Opinion of Robert T. Steinkamp, counsel for Sellers in form reasonably satisfactory to Buyer's counsel;
(o) As may be reasonably requested by Buyer, copies of all personnel records of the Restaurant Employees (as defined in Section 6.1) and the Corporate Employees (as defined in Section 6.4) who accept employment with Buyer;
(p) As may be reasonably requested by Buyer, in electronic form, the historical monthly Restaurant profit and loss statements for the preceding two (2) years, in substantially the same form as provided pursuant to Section 5.17;
(q) Originals of all Material Contracts, Franchise Agreements and Development Agreements and copies of all other books and records relating to the Business (which will be delivered as soon as practicable after Closing);
(r) Certified copies of duly adopted resolutions of Sellers' and Parent's Boards of Directors and stockholders, as required by law or company charter or bylaw provisions, authorizing, approving, and consenting to the execution and delivery of this Agreement, to the consummation of the transactions contemplated herein, and to the performance of the agreements set forth herein;
(s) Certificate of good standing for each Seller dated within thirty (30) days of the Closing Date from their respective state of incorporation;
(t)      A duly executed Cross-Receipt;
(u) The Reserve Agreement, as defined in Section 4.2, fully executed by Sellers and Parent;
(v) The certificate referenced in Section 9.3(a), fully executed by Sellers and Parent;
(w)      Wire  transfer  instructions  regarding  delivery of the Cash  Purchase
         Price; and
(x) Such other documents, certificates or instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

         Section 3.3 Deliveries by Buyer at Closing. Buyer shall deliver to Sellers at Closing:

(a)      The Cash Purchase Price by wire transfer;

(b) The Note, in accordance with the provisions of the term sheet attached as Exhibit 2.1 and otherwise in the form mutually agreed upon by Buyer and Sellers;

(c) Assignment and Assumption of Real Property Leases in substantially the form attached hereto as Exhibit 3.2(b), fully executed by Buyer;
(d) Assignment and Assumption of Material Contracts in substantially the form attached hereto as Exhibit 3.2(c), fully executed by Buyer;
(e) Assignment and Assumption of Minor Contracts in substantially the form attached hereto as Exhibit 3.2(d), fully executed by Buyer;
(f) Assignment and Assumption of Franchise Agreements in substantially the form attached hereto as Exhibit 3.2(f), fully executed by Buyer;
(g) Assignment and Assumption of Development Agreements in substantially the form attached hereto as Exhibit 3.2(g), fully executed by Buyer;
(h)      Assignment of Trademarks in substantially  the form attached as Exhibit
         3.2(i);
(i) License Assignment, fully executed by Buyer, or, in the alternative, if Sellers have not consummated the sale of the Specialty Restaurants, the Rio Bravo License, fully executed by Buyer;
(j) Opinion of Buyer's counsel in form reasonably satisfactory to Sellers' counsel;
(k) The Reserve Agreement, as defined in Section 4.2, fully executed by Buyer, Chevys and CHI, together with evidence of the establishment of the line of credit, as set forth therein;
(l)      A duly executed Cross-Receipt;
(m) Certified copies of duly adopted resolutions of CHI's, Chevys' and Buyer's Boards of Directors authorizing, approving, and consenting to the execution and delivery of this Agreement, to the consummation of the transactions contemplated herein, and to the performance of the agreements set forth herein;
(n)      Certificate  of good  standing for Chevys and Buyer dated within thirty
         (30) days of the Closing Date from their state of incorporation;
(o) The certificate referenced in Section 9.4(a), fully executed by Buyer, Chevys and CHI; and
(p) Such other documents, certificates or instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

         Section 3.4 Transfer of Operations. Buyer shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets and the Business from and after the time that the Restaurants open for business on the Closing Date, and operation of the Restaurants and the Business shall transfer at such time (the "Effective Time"). Except as provided hereby, all profits, losses, liabilities, claims, or injuries arising before the Effective Time shall be solely to the benefit or the risk of Sellers. All such occurrences after the Effective Time and relating to periods or events after the Effective Time shall be solely to the benefit or the risk of Buyer. The risk of loss or damage by eminent domain, fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Sellers prior to the Effective Time and upon the Buyer thereafter. In the event of any material destruction, loss or damage to any improvements situated or constructed on any of the Real Property, or to the Equipment or property covered by the Equipment Leases, as a result of casualty or eminent domain prior to Closing, Sellers', at their option, shall either (a) repair or restore by the Closing Date or (b) pay over or assign to Buyer, as the case may be, all condemnation and/or insurance proceeds received by Sellers or to which Sellers are entitled; and if any of the losses or damages are not covered by proceeds of condemnation or insurance, or if insurance (including any amount subject to deductibles or self insurance) or insurance proceeds are not available, Buyer shall receive payment from Sellers or such reduction in the Purchase Price (pro rata from the Cash Purchase Price and the principal amount of the Note) as shall be reasonably necessary to repair or restore such loss or damage. Notwithstanding the foregoing, if the damage to a Restaurant is such that the Restaurant cannot be opened for business as of the Closing Date, and it is not reasonably expected that such Restaurant can be opened within two (2) weeks thereafter (the "Damaged Restaurants"), the parties agree that the Closing will occur with respect to all Restaurants other than the Damaged Restaurants, and the Purchase Price shall be reduced (pro rata from the Cash Purchase Price and the principal amount of the Note) by the aggregate amount allocated to the Damaged Restaurants as set forth on the Allocation Schedule attached as Schedule
3.4 hereto. The Closing shall be effected as to the Damaged Restaurants at such time as the Damaged Restaurants are open for business, within six (6) months after Closing, after which time any obligation of Buyer to purchase Damaged Restaurants shall cease, although Buyer will have the option to purchase. If, as of the Closing Date, there are more than four (4) Damaged Restaurants, Buyer, at its option, may terminate this Agreement.

                                   ARTICLE IV
                                FRANCHISE SYSTEM

         Section 4.1       Rio Bravo Franchise System.

(a) Sellers purchased, developed and have operated the trademarks, tradenames, trade dress, menus, signage, decor, operating processes and procedures, food preparation and ingredients lists and all other unique Intellectual Property, know-how and manner and method of operation related to the Rio Bravo restaurant concept (the "Concept") and have created and operated a franchise system for the Concept (the "System"), consisting of development agreements, franchise agreements and the other agreements and business relationships. A continued relationship with the franchisees of the Concept is important to the business interests of Sellers and, therefore, the parties have agreed to use their reasonable efforts to cooperate with each other toward the orderly transition of the System from Sellers to Buyer.

(b) Schedule 4.1(b) hereto is a true and complete list of each franchisee of the System (the "Franchisees"), showing the date of each franchise agreement and any amendments thereto, if any, (the "Franchise Agreements") and the street address of the restaurant (the "Franchise Restaurant") to which each such agreement relates.

(c) Schedule 4.1(c) hereto is a true and complete list of each Franchisee development agreement, amendments, letter agreements or other instruments, if any, showing the territory to which such agreement relates and the remaining Franchise Restaurant development schedule under such agreement (the "Development Agreements").

(d) Schedule 4.1(d) hereto is a true and complete list of each registered trademark related to the System and the Concept (the "Trademarks").

         Section 4.2 Franchise Fund. Pursuant to the terms of the Reserve Agreement attached as Exhibit 4.2 hereto (the "Reserve Agreement"), Buyer shall provide the amount of Six Million Dollars ($6,000,000), or such reduced amount as permitted under the terms of the Reserve Agreement (the "Franchise Fund"), to satisfy its obligations thereunder.

         Section 4.3       Reserved .

         Section 4.4 Development Agreements. Buyer will assume the obligations under the Development Agreements designated on Schedule 4.4 without change and shall waive any existing defaults (but only as to such existing default and not as to any future performance by the Franchisee) by the Franchisee, subject to the negotiation between Buyer and the Franchisee of a new development schedule within a reasonable time period after Closing; provided, however, where the territories set forth in such Development Agreement conflict with a territory of an existing franchisee of Buyer or a Buyer territory, Buyer shall not be required to breach any existing agreement with a Chevys franchisee and Buyer and Sellers shall use good faith efforts in negotiating with the Franchisees and the franchisees of Buyer to resolve the conflict. The remaining Development Agreements as designated on Schedule 4.4 shall be terminated by Sellers prior to the Closing Date by delivery of a termination notice reasonably satisfactory to Buyer. The Development Agreements terminated shall include all Development Agreements for territories in which the Franchisee has no operating Franchise Restaurants or Franchise Restaurants under construction.

         Section 4.5 Continued Operation of Rio Bravo Restaurants. Buyer will continue to operate all of the Restaurants in either the Atlanta or Kansas City territory as Rio Bravo Restaurants until the earlier of three years after the Closing or the date on which no Franchisee operates a Franchise Restaurant as a Rio Bravo Franchise Restaurant.

         Section 4.6 National Advertising Accounts. Sellers shall assume and be responsible for any individual advertising account of a Franchisee which has been overspent by either the Franchisee or the Sellers. To the extent a Franchisee has paid money into its advertising account which has not been spent, Sellers, within ninety (90) days after the Closing Date, will return such amounts to the Franchisee, after offsetting such amount by (i) any outstanding past due receivables owed from the Franchisee, excluding any royalties for periods for which royalties have been waived, and (ii) any prepaid advertising amounts to be allocated among the Franchisees.

         Section 4.7 Franchisee Deposits. Sellers shall retain all deposits paid by Franchisees under the terms of the Development Agreements and will offset such deposits against any outstanding past due receivables owed from the Franchisees, excluding any royalties for periods for which royalties have been waived. To the extent, after the Closing Date, a Franchisee indicates it is entitled under its Development Agreement to offset a deposit against some amount owed to the Buyer, Buyer shall discuss with Sellers such Franchisee claim, and if the Franchisee is entitled to such offset, in the reasonable opinion of Buyer, Sellers shall reimburse Franchisee for such amount.

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

         As an inducement to Buyer to enter this Agreement and to consummate the transactions contemplated hereby, Sellers and Parent represent and warrant to Buyer as follows. When used in this Agreement, the term "knowledge" or any variation thereof with respect to the Sellers shall mean the actual knowledge of the senior executive officers of the Parent and the Sellers listed on Schedule V hereto.

         Section 5.1 Corporate Existence. The Parent and each Seller is duly organized, validly existing, and in good standing under the laws of its respective state of incorporation and is qualified to do business and is in good standing in each jurisdiction in which the failure to qualify or be in good standing could materially adversely affect the Assets or the Business. The jurisdictions in which Sellers are qualified are set forth on Schedule 5.1 hereto.

         Section 5.2 Corporate Power and Authority. The Parent and each Seller has the corporate power and authority to own its properties and assets, specifically including but not limited to the Assets, and to carry on its business as now conducted. Each Seller has the requisite corporate power and authority to convey, assign, and transfer the Assets and the Business as set forth in this Agreement.

         Section 5.3 Execution and Delivery Permitted; Consents. The execution, delivery and performance of this Agreement will not violate or result in a breach of any term of any Seller's Articles of Incorporation or Bylaws, result in a breach of or constitute a default under any term in any agreement or other instrument to which any Seller or Parent is a party or by which any of the Assets are bound, such default having not been previously waived by the other party to any such agreement, or violate any law or any order, rule or regulation applicable to any Seller or Parent, of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over any Seller or Parent or its properties; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. The Board of Directors and shareholders of each Seller and Parent has taken all action required by law and by its Articles of Incorporation and Bylaws to authorize the execution and delivery of this Agreement, and the transfer of the Assets and the Business to Buyer in accordance with this Agreement. Except as set forth on Schedule 5.3 (which shall include, but not be limited to, consents required from the Parent's lenders), and except for consents required under Minor Contracts (which will not be obtained), the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party (other than those obtained prior to the date hereof), including but not limited to, any governmental body or entity other than any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of any applicable waiting period thereunder. Schedule 5.3 identifies separately each notice, consent, waiver or approval by reference to each Real Property Lease (including consents of any landlords thereof), and to each Material Contract to which it is applicable. No consent of any Franchisee is required for assignment of the Franchise Agreements or Development Agreements.

         Section 5.4       The Assets.

                  (a) Attached hereto as Schedule 5.4(a) is a complete and accurate list of each parcel of real property owned by a Seller on which a Restaurant is located (the "Owned Real Property");

                  (b) Attached hereto as Schedule 5.4(b) is a complete and accurate list of each parcel of real estate leased by Seller or in which it has a leasehold or other interest (i) on which a Restaurant is located or which is being held for development and (ii) the Rio Corporate Office (collectively, the "Leased Real Property"), (collectively, the Owned Real Property and the Leased Real Property are referred to as the "Real Property");

                  (c) Attached hereto as Schedule 5.4(c) is a complete and accurate list of all agreements or documents, and Sellers have made available to Buyer a copy of such agreements or documents, under which Seller claims or holds such leasehold or other interest or right to the use of the Leased Real Property (the "Real Property Leases");

                  (d) Attached hereto as Schedule 5.4(d) is a complete and accurate list of all material leases of equipment, fixtures and/or personal property used in the operation of the Restaurants or the Business (the "Equipment Leases"), identified by parcel of Owned Real Property or Leased Real Property where the leased equipment is located and Sellers have made available to Buyer a copy of such Equipment Leases;

                  (e) When delivered as set forth below, Schedule 5.4(e) shall be a complete and accurate list of all other contracts, agreements, commitments or other understandings or arrangements to which any Seller is a party that relate to the Business or by which any of the Assets are bound or affected (other than (i) the Equipment Leases, (ii) the Development Agreements and Franchise Agreements, (iii) the "Minor
         Contracts" which are such contracts, agreements or commitments terminable on thirty (30) days' notice or having annual payment obligations of less than $15,000 per contract and which, in the aggregate, are reflected in the financial statements, as applicable, referenced on Schedule 5.17, to the extent an amount was owed in the particular period presented and which, to Sellers' knowledge, are not expected to increase in a material amount and (iv) those contracts which relate to goods or services also supplied to the Parent's other restaurant concepts or which were obtained as a result of a relationship with the Parent which may not be assigned to Buyer on the same terms (the "Non Assumed Contracts")). Schedule 5.4(e) (1) shall list those Non Assumed Contracts with annual payment obligations in excess of $15,000. The contracts listed on Schedules 5.4(d) and 5.4(e) are the "Material Contracts," true and complete copies of which (or a representative form thereof with respect to linen contracts) Sellers have made available to Buyer; and

                  (f) All Assets related to the System and the Concept which are being transferred to Buyer hereunder are set forth on Schedules 4.1(b), 4.1(c), 4.1(d) and 4.1(e).

         Section 5.5 Binding Effect. This Agreement and each other agreement required to be executed and delivered by Parent or any Seller in connection herewith, when executed and delivered, will be the legal, valid and binding obligation of such Seller and Parent, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 5.6       Condition of Assets.

                  (a)  Each  Restaurant  contains  all  Equipment  necessary  to
         operate  the   Restaurant  in  accordance   with  Sellers'   historical
         practices. The Equipment is in reasonable operating condition, commensurate with its age, with reasonable wear and tear excepted, and the Equipment complies in all material respects with all federal, state and local laws, rules and regulations, and all occupational safety and health act regulations.

                  (b)  The  buildings,   fixtures,  parking  facilities,   trash
         facilities, fences and other improvements, appurtenances and hereditaments at or on each Restaurant and the Rio Corporate Office are in good condition, commensurate with their age, with reasonable wear and tear excepted, and in compliance in all material respects with all federal, state and local laws, ordinances, rules and regulations (including, without limitation, handicap access requirements) and leases and lease provisions.

                  (c) There are no limitations on access to the Real Property or any easement or similar restriction which would materially affect the operation of the Real Property as a Restaurant.

         Section 5.7 Absence of Other Assets. Except as specifically provided in this Agreement, there is no asset, property, or right of any nature owned, held or used by Sellers, Parent or any direct or indirect subsidiary or affiliate which is not being transferred to Buyer hereunder that has been primarily used or held for use in connection with the operation of the Business, other than the Excluded Assets and Permits that are not transferable by Sellers. All Equipment, Inventory in Process or Unused Inventory (as defined in Section 9.1(f)) in use in the operation of any Restaurant are situated entirely upon the premises of such Restaurant.

         Section 5.8 Ownership of Assets. Parent and Sellers collectively have good title to the Assets (other than the Owned Real Property (which is addressed in Section 5.9 below)), which title is, or will be at Closing, free and clear of all deeds of trust, mortgages, liens, security interests, charges, and encumbrances of any nature whatsoever; Parent and Sellers have the full, absolute and unrestricted right to assign, transfer and convey to Buyer the Assets, subject only to those consents set forth on Schedule 5.3 (except for such consents as may be required under the Minor Contracts that are not being obtained); no person or entity other than the Sellers has any interest in the Assets or the Business other than the lessors under the Real Property Leases and Equipment Leases, the other parties to the Minor Contracts, the Material Contracts, the Franchise Agreements and the Development Agreements.

         Section 5.9       Real Property.

(a) Sellers collectively have good and marketable title to all of the Owned Real Property free and clear of all restrictions, pledges, liens, mortgages, hypothecation, collateral assignments, encumbrances or easements, other than Permitted Encumbrances as defined below, and the full, absolute and unrestricted right to assign, transfer and convey to Buyer said Owned Real Property, subject only to such consents as Sellers shall deliver to Buyer at Closing as set forth on Schedule 5.3. Sellers have the exclusive right to possess, use and occupy the Owned Real Property as a Restaurant, subject to any rights to use or occupy the Owned Real Property as a result of a Permitted Encumbrance. Sellers have received no written notice of any public assessments, regulatory and code violations, defect claims, required repairs or alterations or pending government actions (condemnation, eminent domain, etc.) regarding the Owned Real Property. To Sellers' knowledge, the Owned Real Property is adequately served by all public utilities required for the use and operation of the Owned Real Property.

(b) Each Real Property Lease is in full force and effect; and each constitutes the legal, valid, binding and enforceable obligation of Sellers, and, to Sellers' knowledge, the lessor thereof. Sellers are current in all material obligations under each Real Property Lease. There are currently no events of default by any Seller, and, to the best of Sellers' knowledge, no state of facts exists which with notice or the passage of time, or both, would constitute an event of default by any Seller or any other party under any Real Property Lease. To Sellers' knowledge, there are no disputes in effect as to any Real Property Lease. Subject to the consents listed on Schedule 5.3, the consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of Sellers under any Real Property Lease. Neither (a) the request for or granting of consent nor (b) the transfer of any Real Property Lease will cause an increase in the amount of rent or other sums payable under the terms of any Real Property Lease. Sellers have not assigned, transferred, conveyed, mortgaged or otherwise encumbered any interest in any Leased Real Property. To Sellers' knowledge, the Leased Real Property is adequately served by all public utilities required for the use and operation of the Leased Real Property. Sellers have the right to use the Leased Real Property as a Restaurant, or, with respect to the Rio Corporate Office, as an office.

(c) Except as set forth on Schedule 5.9(c) hereto, no proceedings are pending, or to Sellers' knowledge, threatened which could or would cause any material change, redesignation, redefinition or other modification of the zoning or use classification of, or any building or environmental code requirements applicable to, any of the Real Property (or any portion thereof). No moratorium or proceeding is pending, or to Sellers' knowledge, threatened, which would or could affect the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities that would have a material adverse impact on the operation of any of the Real Property.

(d) As used herein, the term "Permitted Encumbrances" means: (i) the standard printed exclusions and standard or printed exceptions in the form of owner's or leasehold policy of title insurance (as the case may require) generally in use in the jurisdiction in which the Owned Real Property or Leased Real Property, as applicable, is located; (ii) such matters as disclosed by any survey of the subject Owned Real Property obtained by Buyer in accordance with Section 6.9 which is not a Buyer's Objection (as defined in Section 6.9(c)); (iii) any lien or real property ad valorem taxes and other taxes and assessments, not due and payable on or before the Closing Date; (iv) zoning ordinances affecting the subject Owned Real Property or Leased Real Property, as applicable, which is not a Buyer's Objection (as defined in Section 6.9(c)); and
         (v) all easements, covenants, restrictions, reservations, rights of way and other similar matters of record as shown on any title report for each parcel of Owned Real Property delivered to Buyer in accordance with Section 6.9 which is not a Buyer's Objection (as defined in Section 6.9(c)) that has not been waived as set forth in Section 6.9(d).

         Section 5.10 Litigation or Condemnation; Compliance with Laws. Except as set forth on Schedule 5.10 to this Agreement, there are no suits, actions, condemnation actions, investigations, complaints, or other proceedings of any nature whatsoever in law or in equity, which are pending or, to Sellers' knowledge, threatened against any Seller, which materially adversely affect any of the Assets, any Assumed Liabilities or the Business, by or before any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality (whether domestic or foreign). Sellers are not in default with respect to any order, writ, injunction, garnishment, levy, or decree of any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality which would materially adversely affect the Assets, any Assumed Liabilities or the Business, and the transfer of the Assets or the Business do not constitute a default thereunder which would materially adversely affect the Assets or the Business. To Sellers' knowledge, the operations of the Restaurants and the condition of the Assets or the Business do not violate in any material respect any federal, state, or municipal law, regulation or rule (including any applicable zoning or similar use regulation or law). No improvements which might form the basis of a mechanic's or materialmen's lien have or will have been made to the Real Property prior to the Closing Date which have not been paid in full. To Sellers' knowledge, each Seller has complied in all material respects with all U.S. federal, state, local, municipal and foreign laws (other than Environmental Law, as to which the Sellers make the representations and warranties set forth in Section 5.15), ordinances, rules and regulations applicable to the Assets or the Business, including, without limitation, all employment, franchise, building, zoning and land use laws and the Foreign Corrupt Practices Act, and no Seller has received any written notice alleging any conflict, violation, breach or default with such laws.

         Section 5.11 Taxes. All ad valorem and other property taxes relating to the Assets and the Business have been fully paid to the extent due, and all prior tax years and there are no delinquent property tax liens or assessments. Each Seller has also filed (or will file) all federal, state, local and other tax returns and reports of whatever kind pertaining to the Assets and required to be filed by any Seller for all periods up to and including the Closing Date. Each Seller has paid (or will pay) all taxes of whatever kind, including any interest, penalties, governmental charges, duties, fees, and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities, which are due and payable (or which relate to any period prior to the Closing
Date) or for which assessments relating to any period prior to the Closing Date have been received, the nonpayment of which would result in a material lien on any of the Assets. Except as set forth on Schedule 5.11 hereto, no audits are currently pending with respect to any federal or state tax returns of any Seller, and Sellers have received no written notice of any claims by any such governmental entity or taxing authority with respect to the payment of taxes or filing of tax returns or reports.

         Section 5.12 Contracts. The Minor Contracts and the Material Contracts have been entered into in the ordinary course of Sellers' business and, to Sellers' knowledge, contain commercially reasonable terms. Subject to the consents delivered to Buyer at Closing, Sellers have the right to assign, transfer and convey to Buyer the Material Contracts. There have been no events of material default by any Seller, or, to Sellers' knowledge, any third party, and, to the knowledge of Sellers, no state of facts exists which with notice or the passage of time, or both, would constitute an event of material default by any Seller or a third party under any Material Contract; provided, however, Buyer acknowledges that there exist disputes between Sellers and the Franchisees over compliance by the parties, including the payment of fees, under the Franchise Agreements and Development Agreements. Except as set forth on Schedule
5.12 hereto, to Sellers' knowledge, there are no material defaults under the Franchise Agreements or Development Agreements. Subject to the consents listed on Schedule 5.3, the consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of Sellers under any Material Contract. Each Material Contract, Franchise Agreement and Development Agreement (except as set forth on Schedule 5.12) is in full force and effect; and each constitutes the legal, valid, binding and enforceable obligation of Sellers and, to Sellers' knowledge, the other parties thereto. Except as set forth on Schedule 5.4(e), there are no material oral contracts to which any Seller is a party that relate to the Business or the Assets and as to which Buyer would be obligated after the Closing.

         Section 5.13      Employment Matters.
(a) No Restaurant Employees are on strike, claiming unfair labor practices or other collective bargaining disputes. Sellers have received no written notice that such employees are threatening to strike, claiming unfair labor practices or other collective bargaining disputes. Sellers have no knowledge that any labor union has recently attempted, or is presently attempting, to organize the Restaurant Employees into a collective bargaining unit, and no group of Restaurant Employees is presently organized into a collective bargaining unit. To Sellers' knowledge, there have been no strikes, grievances, claims of unfair labor practices or other collective bargaining disputes in connection with the Business.
(b) To Sellers' knowledge, Sellers have operated all Restaurants in material compliance with all local, state and federal laws and regulations related to employment matters including, but not limited to, payment of wages and benefits and employee discrimination.
(c) Buyer is not obligated to assume any liability, obligation or other responsibility under any benefit plan of Parent or any Seller.

(d) The $100,000 amount referenced in Section 6.4(c) is a reasonable approximation of the accrued but unused vacation pay due any hourly employee as of the Closing Date.

         Section 5.14 Licensure. Sellers possesses all Permits necessary for the operation of each Restaurant for which the failure to obtain would have a material adverse effect on the operation of such Restaurant. Sellers have all such Permits current and in full force and effect and are in material compliance with all requirements and limitations set forth in such Permits. All such Permits are now, and at Closing will be, in full force and effect.

         Section 5.15      Environmental Matters.

                  (a) Hazardous Materials (as defined below) have not been at any time during Sellers' ownership or operation of the Owned Real Property or Sellers' possession or operation of the Leased Real Property, and to Sellers' knowledge, except as may be disclosed in those environmental reports made available by Sellers to Buyer and listed on Schedule 5.15(a) (collectively, the "Environmental Reports"), have not been during any other time, generated, stored, discharged, disposed of, spilled, dumped, poured, emptied, or released and are not currently present at, on, in, beside, above, or under the Real Property, except for those Hazardous Materials which may lawfully be used in the ordinary course of operating the Business (and then only in material compliance with applicable Environmental Law (as defined below)). Except as may be disclosed in the Environmental Reports, underground storage tanks are not and have not been at any time during Sellers' ownership of the Owned Real Property or Sellers' possession of the Leased Real Property, and to Sellers' knowledge have not been during any other time, located on the Real Property. Sellers have at all times operated the Real Property and the Business in material compliance with all Environmental Law.

                  (b) For the purpose of this Agreement, the term "Hazardous Materials" shall include, but not be limited to:

                           any substance defined as "hazardous substances," "hazardous air pollutant," "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "toxic chemicals," "petroleum or petroleum products," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides" or related materials, including but not limited to radon and asbestos, as now, in the past, or hereafter defined in any applicable federal, state or local law, regulation, ordinance, policy or directive, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 1101 et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et. seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. ss. 1801 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et. seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et. seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et. seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3001 et. seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et. seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et. seq.; and any laws regulating the use of biological agents or substances including medical or infectious wastes and the similar or analogous State laws, regulations and local ordinances, which may be applicable, as any such acts may be amended.

                  (c) For the purpose of the Agreement, the term "Environmental Law" shall include, all applicable federal, state and local statutes, laws, regulations, ordinances, policies and directives relating to pollution, protection of the environment, Hazardous Materials, or public or worker health and safety, including without limitation, all statutes listed in the definition of Hazardous Materials.

(e) Sellers (i) have not been notified in writing that they or any of them is potentially liable, (ii) have not received any written requests for information or other correspondence concerning any site or facility and
         (iii) to Sellers' knowledge are not "potentially responsible parties," under any Environmental Law with respect to operations at or the condition of any of the Real Property.
(f) Sellers have obtained all permits and made all filings which are required by Environmental Law for the ownership of the Owned Real Property and leasing of Leased Real Property and the operation of its businesses, as presently conducted, of which the failure to obtain or file would have a material adverse effect on the Assets or the Business and there are no violations and no pending or, to the knowledge of the Sellers, threatened investigations or proceedings with respect to such permits which could reasonably be expected to have a material adverse affect upon the Assets.
(g) Sellers agree and consent to the performance of environmental testing on the Real Property at Buyer's expense; provided, however, that neither the performance of nor failure to perform such tests by Buyer will negate or affect Sellers' representations or warranties contained herein.

         Section 5.16 System Operation. The System has been established and operated in material compliance with all applicable state and federal laws related to the offer and sale of franchises. Sellers are in material compliance with the Franchise Agreements and the Development Agreements; provided, however, Buyer acknowledges that there exist disputes between Rio Bravo and the Franchisees over compliance by the parties, including the payment of fees, under the Franchise Agreements and Development Agreements. Sellers know of no material infringements to the Intellectual Property and to their knowledge the System does not infringe on the valid and enforceable intellectual property of third parties.

         Section 5.17 Historical Financial Information. The historical financial information for the Restaurants or RBI provided to Buyer as set forth on
Schedule 5.17 was prepared in accordance with Sellers' historical practices and the books and records from which such financial information was prepared are true, correct and complete in all material respects. The unaudited statements of operations for each Restaurant and combined for all Restaurants for the fiscal years ended December 27, 1998, December 28, 1997, and December 29, 1996 were prepared in accordance with generally accepted accounting principles, except for the absence of explanatory notes, and fairly present in all material respects the operating results of the Restaurants for the periods presented. The unaudited consolidated balance sheet of RBI as of December 27, 1998, which includes all assets of the Business and the assets and liabilities of the Specialty Restaurants, was prepared in accordance with Sellers' historical practices and the books and records of Sellers from which such financial information was prepared are true, correct and complete in all material respects, and the Assets and the Assumed Liabilities, as shown therein, are reflected in accordance with generally accepted accounting principles, except for the absence of explanatory notes.

         Section 5.18 Year 2000 Issues. Sellers disclaim all warranties, express or implied, and make no representations, that any date-sensitive assets sold hereunder, whether hardware or software, will accurately recognize and process dates through and beyond January 1, 2000. Buyer accepts the date-sensitive assets "as-is" with respect to their ability to accurately recognize and process dates through and beyond January 1, 2000.

         Section 5.19      Intellectual Property.

(a) Schedule 4.1(d) sets forth a list of all patents, patent applications, trademarks, service marks, logos, tradenames, copyrights and registrations and applications for registration thereof used in connection with the Business.
(b) Except and to the extent described in Schedule 4.1(d), Sellers have exclusive ownership of the Intellectual Property and Sellers' rights in the Intellectual Property are freely transferable. The Intellectual Property constitutes all of the patents, trademarks, service marks, trade names, copyrights and similar rights that are (a) related to the Business, or (b) primarily used in, or are necessary for the operation of the Business as presently conducted by Sellers. To the extent required to maintain the valid existence, enforceability or subsistence of the Intellectual Property, all Intellectual Property has been duly registered with, filed in or issued by the appropriate governmental authority, and has been renewed and maintained in accordance with all applicable provisions of law and administrative regulations. With respect to the Business as presently conducted, there is no claim or demand (including, but not limited to, and claim of infringement, interference or misappropriation) by Sellers or any third party, nor to the Sellers' knowledge any basis therefor, pertaining to the Intellectual Property.
(c) There are no licenses or other agreements under which the Sellers have been granted rights in any Intellectual Property. The Rio Bravo License (when executed) is the only agreement under which Sellers have granted rights to others in any Intellectual Property.

         Section 5.20 Absence of Certain Changes. Since December 27, 1998, Sellers have carried on the Business and conducted their operations and affairs only in the ordinary and normal course consistent with past practice and there has not been any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets or action taken by Sellers which, if taken between the date hereof and Closing, would be prohibited by Section 6.5(b) hereof (excluding Section 6.5(b)(vii)).

         Section 5.21 Insurance. The insurance coverage provided by the insurance policies obtained by Parent or Sellers with respect to the Assets is adequate and customary for the Business. Sellers are not in default in any material respect with regard to any of the provisions contained in any such insurance policy, where such default would have a material adverse effect upon the Assets or the Business. Such insurance policies are in full force and effect on the date hereof, and will be continued in full force and effect to and including the Closing Date.

         Section 5.22 Adulterated Food. To Sellers' knowledge, no Seller has served any food or food stuff at a Rio Bravo Cantina which is adulterated or spoiled. Except as set forth on Schedule 5.10, there is no pending material claim that any Seller served any food item which has, or is claimed to have caused any illness or injury to the consumer thereof.

                                   ARTICLE VI
                              COVENANTS OF SELLERS

         Sellers covenant and agree as follows:

         Section 6.1 Employee Benefit Plans. Buyer is not obligated to assume any liability, obligation or other responsibility under any benefit plan of any Seller or any affiliate of any Seller. The active participation in any Seller benefit plan of all Sellers' employees in or assigned to the Restaurants (the "Restaurant Employees") shall cease as of the Closing Date for all periods of time on or after the Closing Date. Sellers shall remain responsible and liable for all payments required under the terms of any "employee welfare benefit plan" as defined in Section 3(1) of ERISA for claims incurred and expenses and payments accrued prior to the Closing Date.

         Section 6.2 Sellers Performance. Sellers shall, through the Effective Time, continue to faithfully and diligently perform each and every continuing obligation of Sellers, if any, under each of the Real Property Leases, Minor Contracts, Material Contracts, Franchise Agreements and Development Agreements in accordance with Sellers' historical practices. Sellers agree to remit, as required by law, any transfer tax Sellers have agreed to pay pursuant to Section 2.5(b). If requested in writing by Buyer and allowed under the terms of a Material Contract, Sellers shall take such actions necessary to terminate any Material Contract, pursuant to its terms, as of the Closing Date or as soon thereafter as possible.

         Section 6.3 Transfer of Licenses and Permits. Within ten (10) days following the date hereof, Sellers shall deliver to Buyer a true and complete list of the Permits currently held by any Seller in connection with the operation of the Business. Sellers shall use their reasonable efforts and cooperate in assisting Buyer with the assumption, transfer or reissuance of any and all Permits required for the operation of the Business.

         Section 6.4       Agreements Respecting Employees of Sellers and Buyer

                  (a) The parties recognize that the orderly transfer of the personnel employed by the Business is significant to the business interests of both Buyer and Sellers. As a result, the parties will use their reasonable efforts to avoid significant disruption to the Business.

                  (b) Immediately prior to the Closing, Sellers shall terminate all Restaurant Employees, and all multi-unit supervisors or employees at the corporate headquarters of Rio Bravo (the "Corporate Employees") who have accepted employment with Buyer pursuant to Section 8.3(b) and who are listed on Schedule 6.4(b) (to be delivered by Buyer at Closing).

                  (c) At the Closing, (1) Sellers and Buyer shall prorate any accrued bonus, (2) Sellers shall pay to Buyer $100,000 for all accrued but unused vacation pay due any employee paid on an hourly basis as of the Closing Date, as set forth in Section 9.1, and Buyer will thereafter assume the financial and legal obligations of the same. Buyer agrees to pay bonuses to Restaurant Employees for the month (or quarter, as the case may be) in which the Closing occurs under the Sellers' existing bonus plan. At Closing, Sellers shall pay to Buyer an amount equal to all earned vacation for any salaried employee hired by Buyer as of the Closing Date, as set forth in Section 9.1, and Buyer will thereafter assume the financial and legal obligation of the same. Except as provided in this Section 6.4, Buyer will not assume any profit sharing or retirement plan, welfare benefit plan, or salary or bonus plan of any Seller or any other employment-related liabilities.

                  (d) For a period of one (1) year after the Closing Date, Sellers shall not solicit the employment of any Restaurant Employee or (except for the possible employment of Mark Buck, Director of Franchise Operations, who may be solicited for employment after the date ninety
         (90) days from the Closing Date) solicit for employment or hire any Corporate Employee who accepts employment with Buyer at Closing and who remains employed with Buyer for a period of at least six (6) months thereafter.

                  (e) Sellers shall use reasonable efforts, without cost to Sellers, in assisting Buyer in obtaining health insurance coverage for the Restaurant Employees and Corporate Employees similar to that currently offered by Sellers.

         Section 6.5       Conduct of Business.

                  (a) From the execution of this Agreement until Closing, Sellers shall:

                                    (i)      Operate  and  continue  to maintain
                                             the  Business  only in the ordinary
                                             course, using reasonable commercial
                                             efforts  in keeping  with  Sellers'
                                             historical  practices  to  preserve
                                             and  maintain  the  services of its
                                             employees,  its relationships  with
                                             suppliers,      Franchisees     and
                                             customers;

                                    (ii)     Continue to insure the Assets under
                                             existing  policies of  insurance at
                                             current  levels until the Effective
                                             Time;  (iii) Maintain all books and
                                             records  in  the  ordinary  course,
                                             consistent with past practice; (iv)
                                             Sellers shall promptly inform Buyer
                                             in  writing  of  (1)  any  material
                                             development  affecting  the Assets,
                                             the  Assumed  Liabilities,  or  the
                                             financial  condition,   operations,
                                             results of  operations or prospects
                                             of the  Business,  (2) any material
                                             development  affecting  the ability
                                             of   Sellers  to   consummate   the
                                             transactions  contemplated  by this
                                             Agreement  and (3) deliver to Buyer
                                             weekly   sales   reports   of   the
                                             Restaurants  and monthly  financial
                                             statements    relating    to    the
                                             Business, substantially the same as
                                             delivered pursuant to Section 5.17.
                                             No disclosure  by Sellers  pursuant
                                             to this Section 6.5, however, shall
                                             affect  or limit  the  scope of any
                                             warranty,     representation     or
                                             covenant  of Sellers  contained  in
                                             this Agreement, or in any agreement
                                             executed in connection herewith, or
                                             limit   Sellers'    liability   for
                                             damages  incurred for any breach of
                                             any such  warranty,  representation
                                             or covenant.

                  (b) Further, Sellers shall not, without the express prior written approval of Buyer:

                           (i) Change in any material manner the ownership of the Assets;

                           (ii) Increase the overall Restaurant workforce or increase the rate of compensation to Restaurant Employees beyond the usual and customary annual merit increases or bonuses under established compensation plans except for (1) bonuses or severance for Corporate Employees who do not become employees of Buyer, and (2) changes related to Sellers' benefit plans which will take effect on March 1, 1999, a description of which has been made available to Buyer;

                           (iii) Mortgage, pledge or subject to lien any of the Assets;

                           (iv) Sell or otherwise dispose of any Asset except for Excluded Assets and except in the ordinary course of business;

                           (v) Violate any applicable law relating to the operation of the Business or Assets in any material respect;

                           (vi) Knowingly engage in any practice, take any action or omit to take any action or enter into any transaction that would render any of the warranties and representations of Sellers or Parent contained in Article V untrue in any material respect;

                           (vii) Enter into or commit to enter into any contract, agreement or commitment that would be required to be set forth on Schedule 5.4(e) hereto; and

                           (viii) Other than any expiration consistent with its terms, cancel or terminate or consent to or accept any cancellation or termination of any Material Contract, any Real Property Lease or any Franchise Agreement or
                                    Development     Agreement     (except     as
                                    specifically permitted hereunder), amend or otherwise modify any of its material terms or provisions or give any consent, waiver or approval, waive any breach of any of its material terms or provisions or take any other action in connection with any Material Contract, any Real Property Lease or any Franchise Agreement or Development Agreement (except as specifically permitted hereunder) that would materially impair the interests or rights of Sellers to be transferred to Buyer hereunder.

         Section 6.6 Broker's Fees. Sellers shall indemnify and hold Buyer harmless in respect to any claim for brokerage or finder's fees or commissions with respect to the transactions contemplated herein by anyone claiming to have acted on behalf of any Seller. Sellers shall pay all fees due Piper Jaffray in connection with the transactions contemplated hereby.

         Section 6.7 Access to Information and Real Property. Sellers shall afford Buyer, its counsel, financial advisors, auditors, lenders, lenders' counsel and other authorized representatives reasonable access for any purpose consistent with this Agreement (including performing inspections, conducting survey work, conducting tests of equipment and the like) from the date hereof until the Closing and for a period of one (1) year after the Closing, or three
(3) years if reasonably necessary for Buyer to comply with or make any governmental inquiry or filing, during normal business hours, to the offices, properties, books, and records of Sellers and Parent with respect to the Assets and the Business, including access to the Restaurants, subject to Buyer's obligations regarding the confidentiality of such information as set forth in
Section 8.2 hereof; provided, however, that such access shall be arranged in advance by Buyer with Sellers and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Sellers.

         Section 6.8 No Sale Negotiations. Sellers and their representatives and agents shall not solicit, negotiate or consummate any proposals with respect to
(i) any direct or indirect sale, disposition or redemption of any securities of any of Sellers, (ii) the direct or indirect sale or disposition of all or substantially all of the Assets or of the Business, or (iii) any merger, reorganization, consolidation or recapitalization or other similar transactions involving the Business; provided, however that Sellers and their representatives and agents may take any of the foregoing actions if the Board of Directors of the Parent determines in good faith, after consultation with legal counsel, that the failure to do so could reasonably be expected to constitute a breach of the Board's fiduciary duties.

         Section 6.9       Survey and Title Report.

                  (a) Buyer, at Buyer's sole cost and expense, will obtain, as soon as practicable using all reasonable efforts, a current ALTA on-the-ground/as built survey (collectively, the "Surveys" and each, a "Survey") of each free-standing Owned Real Property, prepared by licensed surveyors who are reasonably acceptable to Buyer and Buyer's selected title company (the "Title Company"), for the modification to the extent permitted by insurance regulations, of the survey exception to the Title Policies.

                  (b) Buyer, at Buyer's sole cost and expense, will obtain, as soon as practicable using all reasonable efforts, a current preliminary title report or title policy commitment issued by the Title Company for each parcel of Owned Real Property (collectively, the "Title Reports" and each, a "Title Report"), describing such parcel, listing Buyer and Buyer's designated lender as the prospective named insured and showing as the proposed policy amount an amount to be determined by Buyer. Buyer shall furnish to Sellers, at Buyer's sole cost and expense, a legible and true copy of the Surveys, the Title Reports and all documents and other instruments referenced in the Title Report.

                  (c) As soon as is reasonably possible after the date of receipt of the Survey, the Title Report and copies of all documents pertaining to such Survey and Title Report as Buyer and/or Title Company may reasonably require for each Owned Real Property, Buyer and Buyer's attorney shall review the same and notify Sellers in writing of only, in Buyer's reasonable judgment, material objections to the condition of the title or matters shown on the Survey or in the Title Report ("Buyer's Objections"). As soon as is reasonably possible following receipt of Buyer's notice, Sellers shall rectify Buyer's Objections at Sellers' sole cost. The parties agree that, if necessary, the time of Closing shall be extended accordingly. Sellers shall use reasonable efforts, without cost to Sellers, to assist Buyer, at Buyer's expense, in remedying any other objections Buyer may have, but in no event shall any inability to remedy such objections delay the Closing or cause a termination of this Agreement.

                  (d) If Sellers do not or cannot rectify Buyer's Objections within thirty (30) days after receipt of all Buyer's Objections, Buyer, at Buyer's option, may: (i) waive such Buyer's Objections without remedy; (ii) if there are three (3) or fewer Restaurants with uncured
         Buyer's Objections within such time period, conduct the Closing with respect to all other Restaurants and reduce the Purchase Price (pro rata from the Cash Purchase Price and the principal amount of the Note) by the aggregate amount allocated to such Restaurants as set forth on the Allocation Schedule; or (iii) if there are four (4) or more Restaurants with uncured Buyer's Objections within such time period, terminate this Agreement.

         Section 6.10 Cooperation. Sellers will use reasonable efforts to cause the conditions set forth in Section 9.4 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby; and obtain from all persons, and take all other actions with respect to, all consent or approvals required on the part of such party with respect to the consummation of those transactions (except for the consent of other parties to Minor Contracts, which consents shall not be required to be obtained hereunder even if required by the terms of such Minor Agreements). Sellers and Parent will use reasonable efforts to obtain the consent required from Parent's lenders, as set forth on
Schedule 5.3.

         Section 6.11 Proration and Purchase Price Adjustment Data. At least five (5) days prior to the Closing Date, Sellers shall deliver to Buyer all information and documents necessary for the preparation of the Adjustment Statement required under Section 2.2, above, regarding the prorations and Purchase Price adjustments set forth in Section 9.1 below.

         Section 6.12 Remodeling Costs. Sellers shall complete, at their own expense, the remodeling currently underway at the Daytona Restaurant location. Unless otherwise requested in writing by Buyer, Sellers shall immediately terminate any other remodeling efforts. At Buyer's sole expense, Buyer may request Sellers to complete or undertake any other remodeling at any Restaurant and shall reimburse Sellers for all expenses incurred at Buyer's request.

         Section 6.13      Transition Services.

(a) If and to the extent requested in writing by Buyer, Sellers agree to provide to Buyer (i) for a period of three (3) months after the Closing, restaurant accounting and payroll services and (ii) for a period of nine (9) months after the Closing, POS system support and other computer related services related to the Restaurants, both as reasonably requested by Buyer and as mutually agreed upon between Sellers and Buyer (the "Services"). Buyer shall give Sellers thirty
         (30) days written notice prior to the Closing, of the Services requested. The parties will agree on a detailed letter of understanding with respect to the Services prior to any Service being rendered. In accordance with the above, the Services shall be provided promptly as requested and shall be provided in the same manner and with the same or similar personnel as Sellers previously utilized.

(b) Buyer will pay for the Services on a monthly basis, after receipt of an invoice from Sellers, at Sellers' direct personnel cost and other direct costs incurred in connection with providing the requested Service. Sellers' invoice shall detail the personnel used, the amount of time spent and its calculation of the cost thereof. Direct personnel cost shall include only base salary and benefits normally paid to Sellers employees in such capacities.

(c) Sellers are not required to maintain the employment of any specific personnel in connection with providing the Services. (d) Sellers will provide one (1) POS software release to Buyer to address Year 2000 compliance matters. Sellers will provide to Buyer all POS software maintenance releases for a period of twelve (12) months after the Closing Date. Sellers shall provide reasonable software changes in the event the POS software does not function as designed, within a reasonable timeframe mutually agreed upon by Buyer and Sellers. Sellers are not obligated to provide any additional POS software releases or any feature enhancements, or provide any other further support of the POS system except as set forth herein. Sellers are giving no warranty of any kind to Buyer as to the POS system. Buyer agrees to remove the POS software from the Restaurants within twelve (12) months after the Closing Date. Sellers shall provide a single, two (2) day training session on support of the POS System, at the Parent's corporate headquarters, for up to five (5) employees of Buyer. Buyer shall promptly reimburse Sellers for all reasonable out-of-pocket expenses incurred to conduct this training session.

         Section 6.14 Confidentiality. Sellers and Parent shall hold in confidence (unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law) all confidential information (as defined below) of Buyer and Chevys and will not disclose the same to any third party except and then only to the extent in connection with and reasonably necessary (and will be used solely) to carry out this Agreement and the transactions contemplated hereby. "Confidential Information" shall mean all proprietary and confidential information regarding Buyer or Chevys or its business and obtained by Sellers and Parent in connection with the transactions contemplated by this Agreement, except information (a) ascertainable or obtained from public information, (b) received from a third party not employed by, affiliated with, or known to Sellers or Parent to be under an obligation of confidentiality to the disclosing party, or (c) obtained by or in the possession of Sellers or Parent prior to the disclosure thereof in connection with this Agreement or the transactions contemplated hereby. If this Agreement is terminated under Section 11.12, Sellers and Parent will promptly return to Buyer upon request, all Confidential Information furnished by Buyer, including all copies and summaries thereof.

         Section 6.15 Further Assurances. Sellers and Parent hereby agree that they will at any time and from time to time following the Closing Date, upon request of Buyer, execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all such further acknowledgements, deeds, assignments, transfers, conveyances and similar instruments of assignment as may be reasonable and necessary for the assigning, conveying and transferring (or confirmation thereof) from Sellers to Buyer or to Buyer's successors and assigns any and all of the Assets to be conveyed to Buyer as provided herein.

         Section 6.16 Use of Rio Bravo Trade Name. Sellers shall not use in any manner whatsoever any of the Intellectual Property of the Business after the Closing, except for (i) in connection with the operation of any Restaurants which are excluded from sale hereunder pursuant to the provisions of Sections 3.4, 6.9, 6.20 or 11.15 and subject to a license agreement with Buyer substantially similar to the Rio Bravo License; and (ii) the Rio Bravo tradename and menu items, which shall be used solely by Sellers or the purchaser of the Specialty Restaurants, as the case may be, pursuant to the terms and conditions of the Rio Bravo License.

         Section 6.17 Termination of Development Agreements, Reserve Territories and Franchise Agreements. Sellers shall deliver on or before the Closing a written notice of termination to each Franchisee whose Development Agreement is being terminated as set forth on Schedule 4.4 and Franchise Agreement and reserve territory is being terminated as set forth on Schedule 6.17. Sellers shall also terminate as of the Closing Date any Franchise Agreements between Sellers and any affiliate of Sellers or the Parent. Buyer is not assuming any liability relating to or arising out of (i) the operation of the System prior to the Closing Date, (ii) the transfer and assignment of the System and the Concept by Sellers to Buyer or (iii) the termination prior to the Closing Date of any Development Agreement, reserve territory or Franchise Agreement.

         Section 6.18 Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, Sellers and Parent will not engage directly or indirectly in any business that constitutes a full service Mexican restaurant with a bar in North America; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. Notwithstanding the foregoing, (i) in the event Sellers do not consummate the sale of the Specialty Restaurants, operation of the Specialty Restaurants by Sellers in accordance with past practices shall not be deemed a violation of this Section 6.18; and
(ii) operation of any Restaurants which are excluded from sale hereunder pursuant to the provisions of Sections 3.4, 6.9, 6.20 or 11.15 shall not be deemed a violation of this Section 6.18.

         Section 6.19 Releases of Franchisees. Sellers will use reasonable efforts to obtain releases (in forms reasonably satisfactory to Sellers and Buyer) from all Franchisees of Sellers releasing Sellers and Parent from all liabilities related to the operation of the System prior to the Closing Date and releasing Buyer from all liabilities related to the transfer of the System and the Concept and such Franchisee's Franchise Agreement and Development Agreement to Buyer.

         Section 6.20 Environmental Remediation. Sellers shall provide Buyer access to each Owned Real Property for the purpose of obtaining current Phase I environmental reports. To the extent the Phase I for an Owned Real Property indicates an environmental remediation requirement that could reasonably be expected to have a material adverse impact on such parcel of Owned Real Property or impose a liability under applicable law which is material as regards such parcel of Owned Real Property (regardless of the cost involved to remediate), such environmental remediation shall be conducted as follows:

(a) If the cost to remediate is $5,000 or less, per Restaurant affected, such remediation shall be the sole responsibility and cost of Buyer.

(b) If the cost to remediate is more than $5,000 but less than $100,000, per Restaurant affected, Sellers shall be required to pay the cost of such remediation. Buyers and Sellers shall reasonably mutually agree on the actual cost of such remediation and Sellers shall promptly begin such remediation. The Closing Date may be delayed for up to four (4) months to complete the remediation. If the remediation is not completed within the four (4) month period, the Closing shall occur, Sellers shall remit to Buyer any remaining amounts of the agreed upon cost not already paid to third parties and Buyer shall be responsible for completing the remediation post-Closing.

(c) If the cost to remediate, as reasonably mutually agreed upon by Buyer and Sellers, is greater than $100,000, per Restaurant affected, Sellers, at their option, may choose not to remediate. Buyer, at its option, may (i) require Sellers to pay to Buyer $100,000, per Restaurant affected, and (ii) conduct the necessary remediation and be responsible for all costs above $100,000. The Closing Date may be delayed for up to four (4) months to complete the remediation. If the remediation is not completed within the four (4) month period, the Closing shall occur and Buyer shall be responsible for completing the remediation post-Closing. If Buyer does not elect this option, Buyer may (i) close on all Restaurants and bear responsibility for any remediation; (ii) if three (3) or fewer Restaurants are affected, conduct the Closing with respect to all other Restaurants and reduce the Purchase Price (pro rata from the Cash Purchase Price and the principal amount of the Note) by the aggregate amount allocated to such affected Restaurants as set forth on the Allocation Schedule; or (iii) if four (4) or more Restaurants are affected, terminate this Agreement.

                                   ARTICLE VII
             REPRESENTATIONS AND WARRANTIES OF BUYER, CHI AND CHEVYS

         As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, CHI and Chevys represent and warrant to Sellers as follows:

         Section 7.1 Corporate Existence. Each of Chevys, CHI and Buyer is a corporation validly existing and in good standing under the laws of the State of California, Delaware and Delaware, respectively.

         Section 7.2 Corporate Power and Authority. Each of CHI, Chevys and Buyer has all requisite corporate power and authority to own its properties and assets, and to carry on the business in which it is now engaged. Each of CHI, Chevys and Buyer has the corporate power and authority to perform the respective covenants of Buyer set forth in this Agreement.

         Section 7.3 Execution and Delivery Permitted; Consents. Except for the consents set forth on Schedule 7.3, the execution, delivery and performance of this Agreement will not violate or result in a breach of any term of CHI's, Chevy's or Buyer's Certificate of Incorporation or Bylaws or result in a breach of or constitute a default under any term in any agreement or other instrument to which CHI, Chevys or Buyer is a party, such default having not been previously waived by the other party to such agreements, or violate any law or any order, rule or regulation applicable to CHI, Chevys or Buyer, of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CHI, Chevys or Buyer or their properties, or, except for financing specifically entered into to purchase the Assets, result in the creation or imposition of any mortgage, lien, charge, or encumbrance of any nature whatsoever upon any of the Assets purchased by Buyer hereunder. CHI's, Chevys' or Buyer's Board of Directors, or an authorized committee thereof, has taken all action required by law, and their Certificates of Incorporation, Bylaws, and otherwise to authorize the purchase of the Assets in accordance with this Agreement. Except as set forth on Schedule 7.3, which shall include CHI's and Chevys' lenders, the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any governmental body or entity other than any filing required under the HSR Act, and the expiration of any applicable waiting period thereunder.

         Section 7.4 Binding Effect. This Agreement and each other agreement required to be executed and delivered by CHI, Chevys or Buyer in connection herewith, when executed and delivered, will be the legal, valid and binding obligation of CHI, Chevys and Buyer, enforceable against each of them in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 7.5 Financing . As of the date hereof and at the Closing Date, Buyer has and shall have sufficient existing resources or firm commitments from financial institutions to fund the Purchase Price and Franchise Fund as set forth herein.

                                  ARTICLE VIII
                       COVENANTS OF BUYER, CHI AND CHEVYS

         Section 8.1 Buyer Performance. Subject to the terms and conditions of this Agreement, Buyer hereby covenants and agrees to accept conveyance of the Assets and assignment of the Real Property Leases, and to assume and perform the obligations of Sellers under the Minor Contracts, the Material Contracts, the Franchise Agreements and the Development Agreements after the Closing Date and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date. Buyer agrees to remit to Sellers or the applicable governmental entity, as required by law, any sales tax Buyer has agreed to pay pursuant to Section 2.5(a).

         Section 8.2 Confidentiality. Buyer and Chevys shall hold in confidence (unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all confidential information (as defined below) of Sellers and will not disclose the same to any third party except and then only to the extent in connection with and reasonably necessary (and will be used solely) to obtain financing or to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of Buyer. "Confidential Information" shall mean all proprietary and confidential information regarding Sellers or the Assets and obtained by Buyer in connection with the transactions contemplated by this Agreement, except information (a) ascertainable or obtained from public information, (b) received from a third party not employed by, affiliated with, or known to Buyer to be under an obligation of confidentiality to the disclosing party, or (c) obtained by or in the possession of Buyer prior to the disclosure thereof in connection with this Agreement or the transactions contemplated. If this Agreement is terminated under Section 11.12, Buyer will promptly return to Sellers upon request, all Confidential Information furnished by Sellers, including all copies and summaries thereof. This Section 8.2 supercedes and replaces the Confidentiality Letter between Sellers and J.W. Childs Associates, L.P. dated December 3, 1998.

         Section 8.3       Seller Employees.

(a) The parties recognize that the orderly transfer of the personnel employed by the Business is significant to the business interests of both Buyer and Sellers. As a result, the parties will use their reasonable efforts to avoid significant disruption to the Business.

(b) Buyer shall offer employment to all Restaurant Employees upon terms and conditions substantially equivalent to those provided by any Seller or affiliate of any Seller, a description of which has been made available to Buyer; provided, however, that with respect to all such employees who are not actively employed due to any illness or injury on the Closing Date, Buyer's offer of employment shall be effective commencing with the first day that such employee is ready and able to return to active employment within thirty days of the Closing Date. Buyer agrees to pay bonuses to Restaurant Employees for the month (or quarter, as the case may be) in which the Closing occurs under the Sellers' existing bonus plan.

(c)      Buyer shall interview any Corporate  Employee for which a substantially
         equivalent  or  similar   position   shall  exist   subsequent  to  the
         transactions contemplated by this Agreement.

(d) Buyer shall maintain employee records transferred to Buyer hereunder for a period of not less than one (1) year or three (3) years if necessary for Sellers to comply with any governmental inquiries or governmental filings and during such periods will afford Sellers reasonable access to such records during Buyer's normal business hours. Buyer shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Buyer's treatment of its employee records.

(e) Buyer agrees with respect to Restaurant Employees or Corporate Employees hired by Buyer within ninety (90) days of the Closing Date:
         (1) to give such Employees credit under Buyer's benefits plans, programs, and arrangements, including credit for accrued vacation (to the extent Buyer is paid for such accrued vacation pursuant to Section 9.1), for such Employees' period of service with Sellers, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Buyer for purposes of determining such Employees' eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (2) to the extent allowed by the applicable plan, to provide coverage to such Employees who are eligible under Buyer's health, medical, life insurance and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) any pre-existing condition or similar limitations or exclusions will be applied by taking into account the period of coverage under Seller's plan; (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses and similar amounts paid by individuals and their beneficiaries.

(f) For a period of one year after the Closing Date, Buyer shall not solicit the employment of or employ any restaurant or corporate employee of the Parent, any Specialty Restaurant or any franchisee of the Parent.

(g) Buyer, as reasonably requested by Sellers and to the extent lawful, shall withhold from the paycheck of any Restaurant Employee the amounts currently being withheld by or paid to Sellers as repayment of a loan to such Restaurant Employee, and shall promptly remit such amounts to Sellers.

         Section 8.4 Cooperation. Buyer shall use its reasonable efforts to cause the conditions set forth in Section 9.3 to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby; and obtain from all persons, and take all other actions with respect to, all consents or approvals required on the part of such party with respect to the consummation of those transactions. Buyer acknowledges that it is responsible for obtaining appropriate and customary insurance coverage with respect to the Assets from and after the Closing Date.

         Section 8.5 Broker's Fees. Buyer shall indemnify and hold Sellers harmless in respect to any claim for brokerage or finder's fees or commissions with respect to the transactions contemplated herein by anyone claiming to have acted on behalf of Buyer.

         Section 8.6 No Securities Trading . Buyer acknowledges that the Parent is a publicly-held company and dissemination of information concerning this transaction or trading in the Parent's stock by any party to this transaction or any party receiving information from any party to this transaction prior to public release could result in violation of the Securities and Exchange Commission insider trading regulations. Buyer agrees not to disseminate any information concerning this transaction, except pursuant to Section 11.13, and agrees not to trade in the stock of the Parent until January 1, 2000.

         Section 8.7 Access to Books and Records. For a period of one (1) year from the Closing Date, or three (3) years if necessary for Sellers or the Parent to comply with or make any governmental inquiry or filing, Buyer shall provide Sellers and its counsel and other advisors, reasonable access to the books and records transferred to Buyer hereunder, during normal business hours as requested in advance by Sellers. Such access shall be arranged in advance by Sellers with Buyer and will be scheduled in a manner and with a frequency calculated to cause the minimum disruption of the business of Buyer.

         Section 8.8 Landlord Releases. CHI, Chevys and Buyer shall use reasonable efforts in assisting Sellers in obtaining from each lessor under each Real Property Lease a release from all liability with respect to the Real Property Lease for Parent and Sellers. Reasonable efforts shall include, but not be limited to, (a) providing the lessor with financial information concerning CHI, Chevys and Buyer and (b) providing the guarantee of CHI and Chevys for the obligations under the Real Property Leases pursuant to the provisions of Section 9.3(j). CHI and Chevys shall use reasonable efforts to obtain the consent of any lender required to allow CHI and Chevys to provide such guarantees.

         Section 8.9 Maintenance of System. Buyer shall use reasonable efforts after the Closing Date, for such time as any Franchisee is operating a Rio Bravo restaurant, to support and maintain the Rio Bravo Concept and System in good faith in a reasonable manner, including complying with the terms of any Franchise Agreements or Development Agreements.

                                   ARTICLE IX
                           PURCHASE PRICE ADJUSTMENT;
                              CONDITIONS TO CLOSING

         Section 9.1 Purchase Price Adjustments. The items listed below shall be paid by the party indicated and if not paid prior to the Closing shall constitute an adjustment to the Purchase Price at Closing.

(a) Sellers shall pay all ad valorem, real and personal property taxes, general and special public and private assessments, and any other property taxes on the Assets and the Business for the tax year in which the Closing occurs, prorated for the current year up to the Closing Date; however, if the amount of such tax for tax year is not determinable, it shall be prorated on the basis of the tax for the immediately preceding tax year;
(b) Buyer shall pay all rentals or other amounts paid with respect to the Real Property Leases which apply to periods past the Closing Date, including reimbursement to Sellers of the applicable portion of prepaid rentals, percentage rents, and common area maintenance charges;
(c) Buyer shall pay any amounts paid by Sellers with respect to the Minor Contracts and Material Contracts for services extending beyond the Closing Date which were paid under the terms of such Minor and Material Contracts in the ordinary course;
(d) Buyer shall pay any prepaid expenses including deposits, associated with the operation of a Restaurant which were paid by Sellers in the ordinary course of business, including telephone expenses, billboard advertising expenses, cooperative fees, national advertising expenses, and utility charges, but only to the extent of appropriate documentation of the transfer of the benefit of such item to Buyer;
(e) Buyer shall pay the amounts referred to in Section 6.12 as requested by Buyer;
(f) Buyer shall pay 50% of the cost of all food and beverage inventory at the Restaurants not considered Inventory in Process which, in Buyer's reasonable opinion, is useable and saleable in the ordinary course (the "Unused Inventory");

(g) Sellers shall pay (1) their share of accrued bonus pay for the period prior to the Closing Date, (2) $100,000 for all accrued vacation pay for hourly employees, and (3) all earned vacation pay for those salaried employees hired by Buyer as of the Closing Date, all of which Buyer is assuming pursuant to Section 6.4(c); and
(h) To the extent due and unpaid, Sellers shall pay any amounts under any of the Material Contracts, Minor Contracts, Real Property Leases, Franchise Agreements, Development Agreements, Equipment Leases, Permits and other liabilities of or associated with the Business through the
         Effective  Time  (and  not  expressly   assumed  by  Buyer  under  this
         Agreement).

Within sixty (60) days after Closing, Sellers and Buyer shall mutually agree on a final Adjustment Statement, revised to reflect any necessary changes from the Adjustment Statement agreed to at Closing, to properly reflect the items set forth above. Sellers or Buyer, as the case may be, shall promptly remit any amounts still owed as reflected on the final Adjustment Statement.

         Section 9.2 Gift Certificates. On a monthly basis after the Closing Date, Buyer shall account to Sellers the amount of Rio Bravo gift certificates issued by Sellers prior to the Closing Date which Buyer has honored. Sellers shall promptly reimburse Buyer for such amount. Buyer agrees to honor such gift certificates, and any Franchisee gift certificates which were issued prior to the Closing Date, after the Closing Date and to change the form of gift certificates issued at the Restaurants beginning on the Closing Date. Buyer is responsible for billing the Franchisees directly for any gift certificates issued by the Franchisees.

         Section 9.3 Buyer's Conditions to Closing. The obligations of Buyer hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Buyer, be waived:

                  (a) All representations and warranties of Sellers in this Agreement shall be, to the extent qualified by materiality, true, and to the extent not qualified by materiality, true in all material respects on and as of the Closing as if made as of the Closing, and Sellers shall have delivered to Buyer a certificate to such effect dated as of the Closing Date; provided, however, that Sellers may, not later than five days prior to the Closing, deliver to Buyer updated Schedules which may only reflect matters that arise after the date hereof (and that Sellers could not reasonably have known or anticipated as of the date hereof) and, provided that such Schedules are acceptable to Buyer, acting in good faith, such Schedules shall supersede and replace the Schedules delivered by Sellers at the signing of this Agreement;

                  (b) There shall not have occurred since December 27, 1998, any event or condition that has or would reasonably be expected to have a material adverse effect on the Assets or the Business taken as a whole, provided that restaurant sales for the Restaurants for the period from the date hereof through the Closing Date, as compared to the same period in 1998, of less than negative 15% shall not be deemed a material adverse change hereunder;

(c) Sellers shall have performed and complied or shall have caused the performance and compliance (i) in all material respects with all covenants and agreements that are unqualified as to materiality and are required by this Agreement on their part to be performed or complied with prior to or on the Closing Date, and (ii) with all covenants and agreements that are qualified as to materiality and are required by this Agreement on Sellers' part to be performed or complied with prior to or on the Closing Date;

(d) Sellers shall deliver all of the items required to be delivered by them pursuant to Section 3.2 of this Agreement;

(e) The form and substance of the documents delivered by Sellers pursuant to this Agreement shall be reasonably acceptable to Buyer and Buyer's counsel;

(f) Buyer shall have obtained a Phase I environmental report for each Owned Real Property;

(g) Buyer shall have obtained, either from Sellers or directly from the issuing authority, all material Permits, licenses, including liquor licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Business as intended by Buyer; provided, however, that if Buyer is unable to obtain from local municipal or county authorities a liquor license necessary for such operation of any of the Restaurants, the effect on the Closing hereunder shall be as set forth in Section 11.15;

(h) There shall be no claims, actions or suits pending or threatened regarding the Assets or the Business that would restrict or prohibit or materially adversely effect Buyer from or in consummating the transactions contemplated herein;

(i) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Buyer; and

(j) Receipt of those consents set forth on Schedule 7.3, including a consent from their lender for Chevys and CHI to act as guarantor on any Real Property Lease; provided, however, if, after reasonable efforts by Chevys and CHI, such lender will not provide its consent with respect to the guaranty, Buyer, Chevys and CHI shall waive this condition if Sellers and Parent agree in writing that Chevys and CHI is not required to guaranty any such Real Property Lease.

         Section 9.4 Sellers' Conditions to Closing. The obligations of Sellers hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Sellers, be waived:

(a) All representations and warranties of Buyer in this Agreement shall be, to the extent qualified by materiality, true, and to the extent not qualified by materiality, true in all material respects on and as of the Closing, and Buyer shall have delivered to Sellers a certificate to such effect dated as of the Closing Date;

(b) Buyer shall have performed and complied or shall have caused the performance and compliance (i) in all material respects with all covenants and agreements that are unqualified as to materiality and are required by this Agreement on its part to be performed or complied with prior to or on the Closing Date, and (ii) with all covenants and agreements that are qualified as to materiality and are required by this Agreement on Buyer's part to be performed or complied with prior to or on the Closing Date;

(c) Buyer shall deliver all of the documents required to be delivered by it under Section 3.3 of this Agreement;

(d) All consents set forth on Schedule 5.3 shall have been obtained, including but not limited to any consents needed from lessors under the Real Property Leases and Material Contracts and the consent of the Parent's lenders;

(e) The form and substance of the documents delivered by Buyer pursuant to this Agreement shall be reasonably acceptable to Sellers and Sellers' counsel;

(f) The waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller; and

(g) There shall be no claims, actions or suits pending or threatened that would prohibit or materially or adversely effect Sellers from or in consummating the transactions contemplated herein.

                                    ARTICLE X
                          INDEMNIFICATION AGAINST LOSS

         Section 10.1 Indemnification by Parent and Sellers. Parent and Sellers jointly and severally agree to defend, indemnify, and hold harmless Buyer and its officers, directors, agents, employees, and affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (collectively "Buyer Indemnified Parties"), against and in respect of any and all loss, liability, lien, damage, cost and expense including, without limitation, liabilities for all reasonable attorneys', accountants', experts and investigative fees and expenses, including those incurred to enforce the terms hereof; (each, a "Claim") incurred or resulting from:

(a) Any misrepresentation or breach of warranty or representation made by Sellers or Parent in this Agreement or in any certificate, agreement or Schedule delivered hereunder;

(b) Any nonfulfillment or breach of any covenant or agreement by Sellers or Parent under this Agreement or any agreement, certificate or schedule delivered hereunder or any liability related to noncompliance with any bulk sales laws;

(c) Any tax liability of any Seller (including, without limitation, liabilities for taxes, interest, penalties, governmental charges, duties, fees, and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities), except to the extent that such tax is expressly assumed by Buyer hereunder;

(d) Any liability of any Seller (not expressly assumed by Buyer hereunder) to a third party related to operation of the Business through the Effective Time;

(e)      Any Excluded Liabilities;

(f) Any liability of any Seller (not expressly assumed by Buyer hereunder), including but not limited to obligations arising with regard to
         Sellers' responsibilities under the Real Property Leases, Minor Contracts, Material Contracts, Franchise Agreements and Development Agreements through the Effective Time;

(g) Any liability associated with or arising out of the transfer and assignment of the System and the Concept by Sellers to Buyer as contemplated in this Agreement or arising out of the termination of any Development Agreement, reserve territory or Franchise Agreement by reason of Franchisee defaults existing prior to the Closing Date; and

(h)      Any transfer  tax which  Sellers have agreed to pay pursuant to Section
         2.5(b).

         Section 10.2 Indemnification by CHI, Chevys and Buyer. CHI, Chevys and Buyer jointly and severally agree to defend, indemnify, and hold harmless Sellers and their officers, directors, agents, employees and affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") against and in respect of any and all Claims incurred or resulting from:

(a) Any misrepresentation or breach of warranty or representation made by Buyer, CHI or Chevys in this Agreement or in any certificate, agreement or Schedule delivered hereunder;
(b) Any nonfulfillment or breach of any covenant or agreement by Buyer, CHI or Chevys under this Agreement or any agreement, certificate or schedule delivered hereunder;
(c) Any tax liability of Buyer (including, without limitation, liabilities for taxes, interest, penalties, governmental charges, duties, fees, and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities);
(d) Any liability of Buyer (not expressly assumed by Sellers hereunder) to a third party related to operation of the Business after the Effective Time;
(e)      Any Assumed Liability;
(f) Any liability of Buyer (not expressly assumed by Sellers hereunder), including but not limited to obligations arising with regard to
         Seller's responsibilities under the Real Property Leases, Minor Contracts, Material Contracts, Franchise Agreements and Development Agreements after the Effective Time;
(g) Any liability under the Real Property Leases arising after the Effective Time; and (h) Any sales tax which Buyer has agreed to pay pursuant to Section 2.5(a).

         Section 10.3      Limitation on Indemnification and Liability.

(a) No Buyer Indemnified Party shall be entitled to make any Claim against any Seller or Parent pursuant to Section 10.1 unless and until all such Claims aggregate $600,000 (the "Threshold Amount") and each individual Claim must be in excess of $5,000 (an "Allowed Claim"). Once such Allowed Claims exceed the Threshold Amount, the Buyer Indemnified Parties may make all Allowed Claims against the Seller or Parent from the first dollar of the first Allowed Claim. The maximum amount for which Sellers or Parent shall be responsible under any circumstances under this Article X shall be 50% of the Purchase Price.

(b) No Seller Indemnified Party shall be entitled to make any Allowed Claim against Buyer or Chevys pursuant to Section 10.2 unless and until all such Allowed Claims aggregate to the Threshold Amount. Once such Allowed Claims exceed the Threshold Amount, the Seller Indemnified
         Parties may make all Allowed Claims against the Buyer or Chevys from the first dollar of the first Allowed Claim. The maximum amount for which the Buyer or Chevys shall be responsible under any circumstances under this Article X shall be 50% of the Purchase Price.
(c) Notwithstanding anything to the contrary contained herein, the limitations on indemnification contained in this Section 10.3 shall not apply to any Claim (i) under Section 10.1(a) relating to a breach of Sections 5.1 (Corporate Existence), 5.2 (Corporate Power and Authority); (ii) under Section 10.1(c), (d) or (e) based upon Sellers failure to pay any liability which is related to the Business and is not an Assumed Liability; (iii) under Section 10.1(f) or 10.1(h); (iv) under Section 10.2(a) relating to a breach of Sections 7.1 (Corporate Existence), 7.2 (Corporate Power and Authority); (v) under Section 10.2(c), (d) or (e) based upon Buyers failure to pay any liability related to the Business and is not an Excluded Liability; or (vi) under
         Section 10.2(f), Section 10.2(g) or Section 10.2(h).

         Section 10.4 Time to Assert Claims. Any Claims made pursuant to Section
10.1 or Section 10.2, or otherwise hereunder, must be asserted by providing written notice to party against which the Claim is made within one year of the Closing Date, except for (i) Claims under Section 10.1(c) or Section 10.2(c) which must be made within three years of the Closing Date, (ii) Claims under Sections 10.1(e), 10.1(f), 10.1(h), 10.2(e), 10.2(f) or 10.2(h), which may be made at any time, or (iii) Claims under Section 10.2(g) which may be made at any time during the term, including any extensions thereof, of the related Real Property Lease. Any matters as to which a Claim has been asserted on or before the applicable deadline shall continue to be covered by Section 10.1 or Section 10.2, as the case may be, until finally terminated or resolved.

         Section 10.5 Resolution of Claims. In the event any party seeks indemnification from the other for any Claim, the parties agree to meet with each other, in the absence of attorneys and other non-employee advisors, to discuss the basis for the Claim and to attempt in good faith to reach a negotiated settlement of the Claim. During this process, either party may request that an independent third party be used to mediate the dispute. If the Claim has not been resolved to either party's satisfaction within sixty (60) days from when the claimant first notified the other party of the existence of the Claim, either party may seek judicial action to enforce or declare its rights.

         Section 10.6 Third Party Claim Indemnification Procedure. An indemnified person shall promptly notify the indemnifying party of the existence of any Claim resulting from a claim made by a third party and shall give the indemnifying party the opportunity to defend the same at its own expense and with counsel of its own selection, provided that such indemnified person shall at all times also have the right to participate fully in the defense of the Claim at his, her or its own expense. If the indemnifying party shall, within fifteen (15) days after such notice, fail to acknowledge its indemnification obligation hereunder in writing or thereafter fail to defend such Claim adequately and reasonably, and such indemnified person is entitled to such defense, such indemnified person shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Claim on behalf, for the account, and the sole risk and expense, of the indemnifying party. The omission of any indemnifying party to give notice of the existence of any third party claim as provided herein shall not relieve the indemnifying party of its indemnification obligations under this
Article X except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no indemnifying party, in the defense of any Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Claim or litigation.

         Section 10.7 Exclusive Remedies. The rights and remedies of the parties under this Article X shall be the sole and exclusive rights and remedies following and subject to the Closing that either party may seek for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under this Agreement, except that either party may seek specific performance or injunctive relief and except that the parties shall be entitled to all remedies at law or in equity for any other party's failure to perform any of its post-Closing covenants.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 Notices. Except as otherwise expressly provided, all notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery, (ii) upon facsimile transmission with confirmation of receipt, (iii) one day after delivery to a commercial overnight delivery service with confirmed receipt, or (iv) three days after delivery to the U.S. mail of notice sent by certified U.S. mail, return receipt requested, with first class postage prepaid, and in all cases, addressed as follows:

(a)      If to Buyer:      Claude Perasso
                           Chevys, Inc.
                           631 Howard St., Ste. 400
                           San Francisco, CA 94105
                           FAX: (415) 546-0309

          With a copy to:  Christopher Cabot
                           Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, MA  02109
                           FAX: (617) 338-2880

            and:           Glenn A. Hopkins
                           J.W. Childs Associates, L.P.
                           One Federal St., 21st Floor
                           Boston, MA  02110
                           FAX: (617) 753-1101

(b)      If to Sellers:    Robert T. Steinkamp
                           Applebee's International, Inc.
                           4551 W. 107th St.
                           Overland Park, KS  66207
                           FAX: (913) 341-1696

          With a copy to:  James M. Ash
                           Blackwell Sanders Peper Martin LLP
                           2300 Main Street, Suite 1100
                           Kansas City, MO  64108
                           FAX:  (816) 983-9137

or to such other address as Buyer or Sellers shall have last designated by notice to the other party.

         Section 11.2 Applicable Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Kansas. CHI, Chevys, Buyer, Parent and Sellers consent to and hereby submit to the jurisdiction of the federal courts of the State of Georgia in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         Section 11.3 Binding on Successors; Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives. Buyer may not assign this Agreement or any of its rights or obligations hereunder without Sellers' prior written consent; provided, however, that Buyer may, without the consent of Sellers, (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its any or all of its obligations hereunder (in any and all cases, the Buyer shall nonetheless remain liable and responsible for the performance of such obligations), or (iii) assign its rights under this Agreement to lenders to the Buyer in connection with the Buyer's financing of all or a portion of the Purchase Price hereunder. Sellers may not assign this Agreement or any of their rights or obligations hereunder without Buyer's prior written consent.

         Section 11.4      Payment of Costs .

                  (a) Sellers Costs. Except as otherwise set forth herein, Sellers shall pay their own costs incurred in negotiating this Agreement and in consummating the transactions contemplated hereby, including any costs associated with obtaining any consent, waiver or approval shown on Schedule 5.3, and fees or commissions payable to any party representing Sellers in connection with arranging or negotiating this Agreement and the transactions contemplated hereby, including without limitation all investment banker or financial advisor fees.

                  (b) Buyer Costs. Except as otherwise set forth herein, Buyer shall pay its own costs incurred in negotiating this Agreement and in consummating the transactions contemplated hereby, including any fees or commissions payable to any party representing Buyer in connection with arranging or negotiating this Agreement and the transactions contemplated hereby, including without limitation all investment banker or financial advisor fees.

         Section 11.5 Closing Not to Prejudice Claim for Damages. Closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which either party may have hereunder, in law or in equity, due to a material default in observance in the due and timely performance of any of the covenants and agreements herein contained or for the breach of any warranty or representation hereunder, unless such observance, performance, warranty, or representation is specifically waived in writing by the party making such claim.

         Section 11.6 Survival of Representations, Warranties, Covenants and Undertakings. Except as may be otherwise specified in Section 10.4, all of the representations, warranties, covenants and undertakings herein shall survive the execution of this Agreement and the Closing Date for a period of one year.

         Section 11.7 Additional Documents. After Closing, each party agrees to furnish such additional documents as are necessary to complete the transactions contemplated hereby.

         Section 11.8 Time is of the Essence. Time is of the essence in the performance of the obligations of the parties ----------------------- hereunder.

         Section 11.9 Interpretation. The title of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

         Section 11.10 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and incorporated herein by this reference contain the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements, and understandings between the parties. No inducements contrary to the terms of this Agreement exist. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition or any other term, provision or condition of this Agreement. In connection with the execution and delivery of this Agreement, neither party has relied on any promise, inducement, representation or warranty of the other party not set forth in this Agreement, its Schedules and Exhibits. This Agreement may not be modified orally and may only be amended in a writing executed by all parties hereto.

         Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts which in the aggregate shall comprise one Agreement.

         Section 11.12     Termination.

                  (a) This Agreement may be terminated prior to the Closing as follows:

                           (i) At any time by the mutual consent of Sellers and Buyer;

                           (ii) By Buyer in accordance with the provisions of Sections 3.4, 6.9, 6.20 and 11.15;


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

                           (iii) By either Sellers or Buyer, at their sole election, at any time after June 30, 1999, if the Closing shall not have occurred on or prior to such date;

                           (iv)     By  Buyer  if any  condition  set  forth  in
                                    Section 9.3 hereof shall not have been met as of the Closing, or on such earlier date as Buyer has notified Sellers of their failure to reasonably comply with their covenants hereunder such that a condition to Closing can not be met, and Sellers have failed to institute such compliance for a period of fifteen (15) days after receipt of such notice from Buyer; or

                           (v)      By  Sellers  if any  condition  set forth in
                                    Section  9.4 hereof  shall not have been met
                                    as of the  Closing,  or on such earlier date
                                    as  Sellers  have  notified   Buyer  of  its
                                    failure  to   reasonably   comply  with  its
                                    covenants hereunder such that a condition to Closing can not be met, and Buyer has failed to institute such compliance for a period of fifteen (15) days after receipt of such notice from Sellers.

                  (b) In the event of the termination of this Agreement pursuant to subparagraph (iv) or (v) above because Sellers or Buyer, as the case may be, shall have willingly or in bad faith failed to satisfy a condition to the Closing, the other party shall be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available to it at law or in equity.

         Section 11.13 Public Announcements. Buyer and Sellers will coordinate with each other all press releases relating to the transactions contemplated by this Agreement and, except to the extent required by law, refrain from issuing any press release relating to this Agreement or the transactions contemplated hereby without providing the other party reasonable opportunity to review, comment thereon and approve such press release. Buyers agree that Sellers initial press release relating to this Agreement shall be released prior to any press release of Buyer. Chevys, Buyer, Sellers and Parent agree that they will not directly comment in a disparaging manner on the manner in which Sellers or the Parent managed or operated the System or the Restaurants or Buyer or Chevys in the future manages or operates the System or the Restaurants; provided, however, that this sentence shall not limit the ability of Chevys, Buyer, Sellers or Parent to make factual statements.

         Section 11.14 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

         Section 11.15 Liquor Licenses. If, as of the Closing Date, Sellers and Buyer reasonably mutually agree that Buyer will not be able to obtain a liquor license with respect to a Restaurant, such Restaurant shall be excluded from the Closing, retained by Sellers, and the Purchase Price shall be reduced by the amount allocated to such Restaurant on the Allocation Schedule. If four or more Restaurants are included in the foregoing, Buyer, at its option, may terminate this Agreement. If Buyer reasonably believes it will be able to obtain a liquor license for a Restaurant within six (6) months after the Closing Date, the Closing shall occur with respect to such Restaurant and the parties will enter into a mutually acceptable liquor license management agreement such that Buyer can legally serve alcoholic beverages at such Restaurant from and after the Closing Date pursuant to such management agreement. Such agreement shall be for an initial period of six (6) months, with automatic ninety (90) day extensions so long as Buyer is diligently attempting to obtain a liquor license. If, after such six (6) month period (as extended pursuant to the preceding sentence), Buyer has reasonably determined it will not obtain a liquor license for a Restaurant for reasons not caused by Buyer, Buyer may terminate the management agreement and require Sellers to repurchase such Restaurant for the amount allocated to such Restaurant on the Allocation Schedule.


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month, and year first above written.

CHEVYS, INC.                                RIO BRAVO ACQUISITIONS, INC.


By:                                         By:
Name:                                       Name:
Title:                                      Title:


CHEVYS HOLDINGS, INC.


By:
Name:
Title:




APPLEBEE'S INTERNATIONAL, INC.              INNOVATIVE RESTAURANT CONCEPTS, INC.


By:                                         By:
Name:                                       Name:
Title:                                      Title:


RIO BRAVO INTERNATIONAL, INC.               IRC KANSAS, INC.


By:                                         By:
Name:                                       Name:
Title:                                      Title:


RIO BRAVO SERVICES, INC.                    APPLEBEE'S OF MICHIGAN, INC.


By:                                         By:
Name:                                       Name:
Title:                                      Title:

                         LIST OF EXHIBITS AND SCHEDULES


         Exhibits

         2.1             Promissory Note Term Sheet

         3.2(a)          Bills of Sale

         3.2(b)          Assignment and Assumption of Real Property Leases

         3.2(c)          Assignment and Assumption of Material Contracts

         3.2(d)          Assignment and Assumption of Minor Contracts

         3.2(f)          Assignment and Assumption of Franchise Agreements

         3.2(g)          Assignment and Assumption of Development Agreements

         3.2(i)          Assignment of Trademarks

         3.2(n)          License Assignment for Rio Bravo Tradename

         4.2             Reserve Agreement


         Schedules

         1.1             Restaurants

         1.1(g)          Computer Software

         1.2             Excluded Assets

         3.4             Allocation Schedule

         4.1(b)          Franchisees and Franchise Agreements

         4.1(c)          Development Agreements

         4.1(d)          Trademarks

         4.4             Development     Agreements     assumed;     Development
                         Agreements terminated

         V               Senior Executive Officers of Parent and Sellers

         5.1             Sellers Jurisdictions

         5.3             Consents

         5.4(a)          Owned Real Property

         5.4(b)          Leased Real Property

         5.4(c)          Real Property Leases

         5.4(d)          Equipment Leases

         5.4(e)          Other Material Contracts

         5.4(e)(1)       Non Assumed Contracts

         5.9(c)          Zoning Proceedings

         5.10            Pending Claims and Litigation

         5.11            Pending Tax Audits or Claims

         5.12            Franchise    Agreement  and    Development    Agreement
                         Defaults

         5.15(a)         Environmental Reports

         5.17            Historical Financial Information

         6.4(b)         Corporate Employees hired by Buyer(delivered at Closing)

         6.17            Franchise Agreements and Reserve Territories Terminated

         7.3             Buyer Consents